Exhibit 10.6

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
Dated as of April 30, 2026
by and among
MPC TRADE RECEIVABLES COMPANY I LLC,
as Borrower,
THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Lenders, as Group Agents, as LC Banks and as LC Participants
THE TORONTO-DOMINION BANK,
as Administrative Agent,
MARATHON PETROLEUM COMPANY LP,
as initial Servicer,
and
THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Co-Syndication Agents

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EXHIBITS

EXHIBIT A        –    Form of [Loan Request] [LC Request]
EXHIBIT B        –    Form of Reduction Notice
EXHIBIT C        –    Form of Assignment and Acceptance Agreement
EXHIBIT D        –    Form of Assumption Agreement
EXHIBIT E        –    Form of Letter of Credit Application
EXHIBIT F        –    Form of Excluded Obligor Request
EXHIBIT G        –    Form of Monthly Report
EXHIBIT H        –    Form of Compliance Certificate
EXHIBIT I        –    Closing Memorandum
EXHIBIT J        –    Form of Daily Report
EXHIBIT K        –    Form of Weekly Report

SCHEDULES

SCHEDULE I        –    Commitments
SCHEDULE II    –    Lock-Boxes, Collection Accounts and Collection Banks SCHEDULE III    –    Notice Addresses
SCHEDULE IV    –    Places of Business; Location of Records
SCHEDULE V    –    Excluded Credit Insured Obligors
SCHEDULE VI    –    Class B Limits

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 30, 2026 by and among the following parties:
(i)    MPC TRADE RECEIVABLES COMPANY I LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);
(ii)    the Persons from time to time party hereto as Lenders, Group Agents, LC Banks and LC Participants;
(iii)    THE TORONTO-DOMINION BANK (“TD Bank”), as Administrative Agent;
(iv)    MARATHON PETROLEUM COMPANY LP, a Delaware limited partnership (“MPC LP”), as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and
(v)    the Persons from time to time party hereto as Co-Syndication Agents.
PRELIMINARY STATEMENTS
The Borrower has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Receivables Sale Agreement. The Borrower has requested (a) that the Lenders make Loans from time to time to the Borrower and (b) the LC Banks to issue Letters of Credit for the account of the Borrower from time to time, in each case, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.
The parties hereto have previously entered into that certain Loan and Security Agreement, dated as of September 30, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Restatement Date, the “Original LSA”), and the parties hereto desire to hereby amend and restate the Original LSA in its entirety.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Actual Class B Share” means, for each Group, at any time, a percentage equal to (i) the sum of (a) the aggregate outstanding Class B Capital of all Class B Lenders and Class B LC Participants in such Group, plus (b) the LC Bank Class B LC Participation Amount with respect to the LC Bank in such Group, divided by (ii) the Class B Exposure.

Amended and Restated Loan and Security
Agreement

“Adjusted Class A LC Participation Amount” means, at any time of determination, the greater of (i) the Class A LC Participation Amount less the Class A Ratable Share of the amount of cash collateral held in the LC Collateral Accounts at such time and (ii) zero ($0).
“Adjusted LC Participation Amount” means, at any time of determination, the greater of (i) the LC Participation Amount less the amount of cash collateral held in the LC Collateral Accounts at such time and (ii) zero ($0).
“Administrative Agent” means TD Bank, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(g).
“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any thereof in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.
“Advisors” has the meaning set forth in Section 14.06(c).
“Affected Person” means each Credit Party, each Program Support Provider, each Liquidity Agent and each of their respective Affiliates.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.
“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders and LC Participants at such time.
“Aggregate Class A Capital” means, at any time of determination, the aggregate outstanding Capital of all Class A Lenders and Class A LC Participants at such time.
“Aggregate Class B Capital” means, at any time of determination, the aggregate outstanding Capital of all Class B Lenders and Class B LC Participants at such time.
“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.
“Aggregate Reserves” means, on any date of determination, the sum of (i) the greater of (a) the sum of the Dilution Reserve, plus the Loss Reserve and (b) the sum of the Dilution Floor Reserve, plus the Loss Floor Reserve, plus (ii) the Yield and Servicing Reserve.

“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alternative Currency” means CAD.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower Party, any Originator, Marathon or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the UK Bribery Act 2010, and any other applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Terrorism Laws” means each of: (a) the Executive Order; (b) the PATRIOT Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956 and any successor statute thereto; (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (e) the Bank Secrecy Act, and the rules and regulations promulgated thereunder; (f) the United Nations Act (Canada); and (g) any other Applicable Law of the United States, Canada or any member state of the European Union now or hereafter enacted to monitor, deter or otherwise prevent: (i) terrorism or (ii) the funding or support of terrorism or (iii) money laundering.
“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.
“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Lender, an Eligible Assignee, such Committed Lender’s Group Agent and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.
“Assumption Agreement” has the meaning set forth in Section 14.03(i).
“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel; provided that so long as no Event of Default has occurred and is continuing, such law firm or other external counsel is limited to one primary law firm for the Secured Parties and if necessary, one local law firm in any relevant jurisdiction to such Persons and, in the case of a conflict of interest, one additional law firm for such Person.
“Authorized Officer” means, with respect to any Person, its chief executive officer, president, chief financial officer, any vice president (including senior and executive vice presidents), manager, controller, assistant controller, treasurer, assistant treasurer, chief legal officer, secretary or assistant secretary, or of its general partner or managing member, if applicable. “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 5.07.
“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:
(a)    the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable, for Dollars. Such “reference rate” or “prime rate” is set by the Administrative Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and
(b)    0.50% per annum above the latest Federal Funds Rate; and
(c)    0.50% per annum above the latest Daily Simple SOFR.
“Benchmark” means, initially, with respect to any Loan, SMIR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to SMIR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 5.07.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Daily Simple SOFR; and
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time in the United States.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 5.07 and (y)

ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 5.07.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Billing In-Process Receivable” means, at any time of determination, any Unbilled Receivable if (a) the related Originator reasonably expects such Unbilled Receivable to cease being an Unbilled Receivable no later than three (3) Business Days following such date of determination, (b) not more than three (3) Business Days have passed since the day the related Originator recognized the related revenue in respect of such Unbilled Receivable on its financial books and records under GAAP, (c) the invoice with respect to such Unbilled Receivable is in the process of being generated and (d) such Unbilled Receivable does not constitutes a Crude Oil Receivable.
“Borrower” has the meaning specified in the preamble to this Agreement.
“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).
“Borrower Obligations” means all present and future Indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, reimbursement for drawings under the Letters of Credit, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).
“Borrower Party” means each of the Borrower and the Servicer.
“Borrowing Base” means, at any time of determination, the amount equal to (a) the Net Receivables Balance at such time, minus (b) the Aggregate Reserves at such time, minus (c) if such time of determination is during a Level 2 Ratings Period or Level 3 Ratings Period, an amount equal to the product of (i) the average Crude Oil Dilution Ratio for the twelve (12) most recent calendar months, multiplied by (ii) the aggregate Outstanding Balance of all Eligible Receivables that constitute Crude Oil Receivables then in the Receivables Pool.
“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital plus the Adjusted LC Participation Amount at such time, exceeds (b) the Borrowing Base at such time.
“Breakage Fee” means (i) for any Interest Period for which Interest is computed by reference to the CP Rate or SMIR and a reduction of Capital is made for any reason on any day other than the last day of the related Interest Period or (ii) to the extent that the Borrower shall for any reason, fail to borrow on the date specified by the Borrower in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee or any shortened duration of such Interest Period pursuant to the definition thereof) which would have accrued during such Interest Period (or, in the case of clause (i) above, until the maturity of the underlying Note) on the reductions of Capital relating to such Interest Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Borrower), exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Borrower). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender (or applicable Group Agent on its behalf) to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.
“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York and (b) if this definition of “Business Day” is utilized in connection with the SMIR, “Business Day” shall mean “U.S. Government Securities Business Day”.
“CAD” or “Canadian Dollar” means the lawful currency of Canada.
“Capital” means, with respect to any Lender, without duplication, the aggregate amounts (i) paid to, or on behalf of, the Borrower in connection with all Loans made by such Lender pursuant to Article II, (ii) paid by such Lender, as an LC Participant, to an LC Bank in respect of a Participation Advance made by such Lender to such LC Bank pursuant to Section 3.04(b) or 3.04(c) and (iii) with respect to any Lender that is an LC Bank, paid by such LC Bank with respect to all drawings under the related Letters of Credit to the extent such drawings have not been reimbursed by the Borrower or funded by Participation Advances, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Rule 13d 5 of the Exchange Act as in effect on the Restatement Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Marathon entitled to vote in the election of directors (other than such Equity Interests having such power only by reason of the happening of a contingency which contingency has not yet happened); or (b) a majority of the members of the board of directors of Marathon ceases to be composed of individuals (i) who were members of such board on the Restatement Date, (ii) whose election, nomination or appointment to such board was approved by individuals referred to in clause (i) above constituting at the time of such election, nomination or appointment at least a majority of such board or (iii) whose election, nomination or appointment to such board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, nomination or appointment at least a majority of such board.
“Class A Capital” means, with respect to any Class A Lender, the Capital of such Class A Lender.
“Class A LC Limit” means $100,000,000. References to the unused portion of the Class A LC Limit shall mean, at any time of determination, an amount equal to (x) the Class A LC Limit at such time, minus (y) the Class A LC Participation Amount.
“Class A LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Class A Letters of Credit.
“Class A LC Participant” means each Person listed as such for each Group as set forth on the signature pages of this Agreement.
“Class A LC Request” means an LC Request with respect to a Class A Letter of Credit.
“Class A Lenders” means the Conduit Lenders, the LC Banks and the Committed Lenders. Each reference to a Class A Lender herein or in any other Transaction Document shall include such Class A Lender in its capacity as a Class A LC Participant, if applicable.
“Class A Letter of Credit” means a Letter of Credit issued by an LC Bank pursuant to a Class A LC Request.
“Class A Loan” means any loan made by a Class A Lender pursuant to Section 2.02.
“Class A Participation Advance” has the meaning set forth in Section 3.04(b).
“Class A Ratable Share” means, at any time, a percentage equal to the quotient of (a) the Class A LC Participation Amount at such time, divided by (b) the LC Participation Amount at such time.

“Class B Capital” means, with respect to any Class B Lender, the Capital of such Class B Lender.
“Class B Deficient Share” means, for each Group, at any time, a percentage equal to the greater of (i) the excess of such Group’s Class B Group Ratable Share over its Actual Class B Share, and (ii) 0%.
“Class B Exposure” means, at any time, an amount equal to Aggregate Class B Capital plus the Class B LC Participation Amount.
“Class B Facility Limit” means, as of any date of determination, the aggregate Class B Limits of all Class B Lenders and Class B LC Participants at such time. References to the unused portion of the Class B Facility Limit shall mean, at any time of determination, an amount equal to (x) the Class B Facility Limit at such time, minus (y) the sum of the Aggregate Class B Capital plus the Class B LC Participation Amount. As of the Restatement Date, the Class B Facility Limit is $1,900,000,000.
“Class B Group Ratable Share” means, for each Group at any time, such Group’s Group Class B Limit at such time, divided by the aggregate Group Class B Limits of all Groups at such time.
“Class B LC Limit” means the Class B Facility Limit. References to the unused portion of the Class B LC Limit shall mean, at any time of determination, an amount equal to (x) the Class B LC Limit at such time, minus (y) the Class B LC Participation Amount.
“Class B LC Participant” means each Person listed as such for each Group as set forth on the signature pages of this Agreement.
“Class B LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Class B Letters of Credit.
“Class B LC Request” means an LC Request with respect to a Class B Letter of Credit.
“Class B Lender” means each Person listed as such for each Group as set forth on the signature pages of this Agreement. Each reference to a Class B Lender herein or in any other Transaction Document shall include such Class B Lender in its capacity as a Class B LC Participant, if applicable.
“Class B Letter of Credit” means a Letter of Credit issued by an LC Bank pursuant to a Class B LC Request.
“Class B Limit” means, as of any date of determination and with respect to any Class B Lender, Class B LC Participant or LC Bank, as applicable, the maximum aggregate amount which such Person (together with each other Class B Lender and Class B LC Participant in its Group, in the aggregate) is permitted hereunder at such time to lend or pay hereunder on account of all Class B Loans and all drawings under all Class B Letters of Credit, on a combined basis, as set forth on Schedule VI (or any replacement Schedule VI hereto delivered by the Borrower to the Administrative Agent, each Class B Lender, each Class B LC Participant and each LC Bank and consented to in writing or by email by each affected Class B Lender, Class B LC Participant, and LC Bank whose Class B Limit is changing on such replacement schedule (or is part of the Group with any Class B Lender whose Class B Limit is changing on such replacement schedule) and the Administrative Agent in their sole discretion) or other agreement pursuant to which it became a Class B Lender, a Class B LC Participant and/or LC Bank, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03.
“Class B Loan” means any loan made by a Class B Lender pursuant to Section 2.02.
“Class B Participation Advance” has the meaning set forth in Section 3.04(c).
“Closing Date” means September 30, 2021.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” has the meaning set forth in Section 5.06(a).
“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Collection Bank pursuant to a Collection Account Agreement for the purpose of receiving Collections.
“Collection Account Agreement” means each agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Servicer (if applicable), the Administrative Agent and a Collection Bank, governing the terms of the related Collection Accounts that provides the Administrative Agent with security interest perfection over the deposit accounts subject to such agreement.
“Collection Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.
“Collection Notice” means a notice, in substantially the form attached to, or otherwise conforming the requirements set forth in, the applicable Collection Account Agreement, from the Administrative Agent to a Collection Bank.
“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds from third-party credit protection, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.
“Commitment” means, as of any date of determination and with respect to any Committed Lender (including a Related Committed Lender), Class A LC Participant or LC Bank, as applicable, the maximum aggregate amount which such Person is obligated to lend or pay hereunder at such time on account of all Class A Loans and all drawings under all Class A Letters of Credit, on a combined basis, as set forth on Schedule I or other agreement pursuant to which it became a Class A Lender, Class A LC Participant and/or LC Bank, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Lender’s obligation to make Class A Loans, make Class A Participation Advances and/or issue Class A Letters of Credit hereunder in accordance with this Agreement.
“Committed Lenders” means each Person that is or becomes a party to this Agreement in the capacity of a “Committed Lender”.
“Concentration Percentage” means, (i) for any Group A Obligor, 15.0%, (ii) for any Group B Obligor, 8.0%, (iii) for any Group C Obligor, 7.0% and (iv) for any Group D Obligor, 3.5%.
“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors.
“Conduit Lender” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Lender”.
“Consolidated Affiliate” means, with respect to a specified Person, its Affiliates with which such Person shares consolidated financial statements in accordance with GAAP.
“Contra Account” means a credit or offset against a Receivable because of a corresponding obligation of an Originator thereof owing to the Obligor thereof, in any case, solely to the extent that such credit or offset arises in the ordinary course of business.
“Contra Account Amount” means, on any date of determination, (i) during any Level 2 Ratings Period or Level 3 Ratings Period or if elected by the Servicer in its sole discretion during any Level 1 Ratings Period, the Contra Account Calculated Amount or (ii) if elected by the Servicer in its sole discretion during any Level 1 Ratings Period, the Contra Account Proxy Amount.
“Contra Account Calculated Amount” means, on any date of determination, an amount equal to (i) during any Level 1 Ratings Period, the aggregate balance of Contra Accounts with respect to the fifteen (15) largest Obligors (based on the Outstanding Balance of Receivables and the outstanding payables balance as described below) as of such date of determination or (ii) during any Level 2 Ratings Period or Level 3 Ratings Period, the aggregate balance of all Contra Accounts with respect to all Obligors (and any subsidiaries thereof). For the purposes of calculating the Contra Account Calculated Amount specified in clause (i) above in respect of determining Net Receivables Balance, the Contra Account Calculated Amount shall be the sum of the following:
—(x) for each of the top fifteen (15) largest Obligors based on the Outstanding Balance of Receivables, the lesser of (A) such Obligor’s payables balance and (B) such Obligor’s Outstanding Balance of Receivables plus
—(y) for each of the top fifteen (15) largest Obligors based on payables balance (but only to the extent that such Obligors are not included as one of the top fifteen (15) largest Obligors based on Outstanding Balance of Receivables in clause (x) above), the lesser of (C) such Obligor’s payables balance and (D) such Obligor’s Outstanding Balance of Receivables.
For the purposes of determining the fifteen (15) largest Obligors only, the Outstanding Balance of Receivables and payables of each Obligor shall be aggregated with the Outstanding Balance of Receivables and payables, if any, of such Obligor’s Affiliates; provided, however, that for purposes of calculating the Contra Account Calculated Amount in accordance with clauses (x) and (y) above, the payables balance owed to each specific Obligor only shall be deducted from the Outstanding Balance of Receivables owed by such Obligor without regard to the payables balance, if any, or the Outstanding Balance of Receivables, if any, of such Obligor’s Affiliates.
“Contra Account Proxy Amount” means, on any date of determination, an amount equal to (i) the Contra Account Proxy Percentage at such time, multiplied by (ii) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool.
“Contra Account Proxy Percentage” means, initially, 14.24%. Following the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the Contra Account Proxy Percentage may be adjusted by the Administrative Agent upon not less than ten (10) Business Days’ notice to Borrower to reflect the percentage that the Administrative Agent reasonably believes approximates the percentage equal to the two month average of (i) the aggregate balance of Contra Accounts with respect to the fifteen (15) largest Obligors (based on the Outstanding Balance of Receivables and the outstanding payables balance) as of such date of determination, divided by (ii) the aggregate Outstanding Balance of all Receivables in the Receivables Pool.
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Co-Syndication Agents” means TD Bank and Mizuho.

“CP Rate” means, for any Conduit Lender and for any Interest Period for any Portion of Capital (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Group Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person or any participating commercial paper conduit maturing on dates other than those on which corresponding funds are received by the applicable commercial paper conduit, other borrowings by such Conduit Lender (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes or such other borrowings that are allocated, in whole or in part, by the applicable Conduit Lender or participating commercial paper conduit (or the applicable Group Agent) to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Lender or participating commercial paper conduit); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Interest Period, the applicable Group Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Borrower agrees that any amounts payable to Conduit Lenders in respect of Interest for any Interest Period with respect to any Portion of Capital funded by such Conduit Lenders at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that the applicable commercial paper conduit had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by the applicable commercial paper conduit from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) any other rate designated as the “CP Rate” for such Conduit Lender in the document pursuant to which such Person becomes a party as a Conduit Lender to this Agreement, or any other writing or agreement provided by such Conduit Lender to the Borrower, the Servicer and the applicable Agent from time to time.
“Credit and Collection Policy” means MPC LP’s credit and collection policies and practices relating to Contracts and Receivables in effect on the Closing Date, a copy of which was delivered to the Administrative Agent on or prior to the Restatement Date, as modified in compliance with this Agreement.
“Credit Extension” means the making of any Loan or the issuance of any Letter of Credit or any modification, extension or renewal of any Letter of Credit.
“Credit Insured Obligor” means any Obligor for which the Servicer or any Affiliate thereof has or intends to obtain or enter into a credit insurance policy, purchase commitment or similar arrangement insuring against or transferring the risk of non-payment of the Receivables owing by such Obligor to a third Person.

“Credit Party” means each Lender, each LC Bank, each LC Participant, the Administrative Agent and each Group Agent.
“Crude Oil Dilution Ratio” means, as of the end of any calendar month, the ratio (expressed as a percentage) computed as of the last day of such calendar month by dividing (i) the aggregate amount of Dilutions (other than Discount Credits and Rebate Credits) with respect to Crude Oil Receivables which occurred during such calendar month by (ii) the aggregate amount of gross sales of the Originators generated during the most recently ended calendar month from the sale of crude oil or the rendering of services in connection therewith.
“Crude Oil Receivable” means any Receivable arising from the sale of crude oil or the rendering of services in connection therewith.
“Daily Report” means a report, in substantially the form of Exhibit J.
“Daily Reporting Date” has the meaning set forth in Section 9.07(a).
“Daily Reporting Period” means any Level 3 Ratings Period.
“Days’ Sales Outstanding” means, with respect to any calendar month, an amount equal to (i) the aggregate Outstanding Balance of all Pool Receivables as of the end of such calendar month, divided by (ii) the aggregate amount of gross sales of the Originators during such calendar month, multiplied by (iii) 30.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Deemed Collections” has the meaning set forth in Section 4.01(d).
“Defaulted Receivable” means a Receivable:
(a)    as to which any payment, or part thereof, remains unpaid for more than sixty (60) days past invoice for such payment;
(b)    as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;
(c)    that has been written off the applicable Originator’s or the Borrower’s books as uncollectible;

(d)    that, consistent with the Credit and Collection Policy, should be written off the applicable Originator’s or the Borrower’s books as uncollectible; or
(e)    as to which the Obligor thereof, if a natural person, is deceased.
“Defaulting Lender” means any Committed Lender that, as determined by the Administrative Agent, (a) has failed to fund any of its obligations to participate in any Letter of Credit or reimburse the applicable LC Bank, including in respect of Credit Extensions to pay any Reimbursement Obligations, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified any Borrower Party, the Administrative Agent, any Group Agent or any other Lender that it does not intend to comply with such funding obligations or has made a public statement to that effect with respect to such funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with such funding obligations, or (d) has become the subject of an Insolvency Proceeding.
“Delinquency Ratio” means, for any calendar month, a percentage equal to (i) the aggregate Outstanding Balance of all Pool Receivables for which any payment, or part thereof, remains unpaid for more than sixty (60) days past invoice as of the end of such month, divided by (ii) the aggregate Outstanding Balance of all Pool Receivables as of the end of such month; provided that any Receivable that would otherwise be included in the calculation of the “Delinquency Ratio” because such Receivable has aged more than sixty (60) days past invoice, may be netted, for the purposes of this calculation, with any credits (i) that have been issued for the purpose of writing off a portion of such Receivable due to the bankruptcy of the Obligor thereof and (ii) that are specifically denoted as applying to the invoice that gave rise to such Receivable.
“Dilution Floor Reserve” means, on any date, an amount equal to the Dilution Reserve Floor at such time multiplied by the Net Receivables Balance at such time.
“Dilution Horizon Ratio” means, as of any date, a ratio computed as of the last day of the most recently ended calendar month by dividing (i) one half of the aggregate amount of gross sales of the Originators generated during the most recently ended calendar month by (ii) the Net Receivables Balance as of the most recently ended calendar month.
“Dilution Ratio” means, as of the end of any calendar month, the ratio (expressed as a percentage) computed as of the last day of such calendar month by dividing (i) the aggregate amount of Dilutions (other than Discount Credits and Rebate Credits) which occurred during such calendar month by (ii) the aggregate amount of gross sales of the Originators generated during the most recently ended calendar month.
“Dilution Reserve” means, on any date, an amount equal to the Dilution Reserve Percentage at such time multiplied by the Net Receivables Balance at such time.
“Dilution Reserve Floor” means, for any calendar month, the product (expressed as a percentage), computed as of the last day of such calendar month by multiplying (a) the average Dilution Ratio for the twelve (12) most recent calendar months, times (b) the Dilution Horizon Ratio for such calendar month.

“Dilution Reserve Percentage” means, on any date, the amount expressed as a percentage and calculated in accordance with the following formula:
DRP    =    {(SF x ED) + ((DS - ED) x (DS/ED))} x DHR
where:
SF    =    2.25.
ED    =    the average of the Dilution Ratios for the twelve (12) most recently ended calendar months.
DS    =    the highest three-month average Dilution Ratio during the twelve (12) most recently ended calendar months.
DHR    =    the Dilution Horizon Ratio at such time.
“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in Section 4.01(d)(i).
“Discount Credits” means, credits issued by Servicer or any Originator to Obligors in respect of early pay discounts.
“Discount Credits Ratio” means, for any calendar month, the ratio (expressed as a percentage) computed as of the last day of such month by dividing (i) the aggregate amount of Discount Credits for such month by (ii) the aggregate amount of gross sales of the Originators generated during such month.
“Discount Proxy Amount” means, as of any date, an amount equal to (i) the highest Discount Credits Ratio during the six (6) most recently ended calendar months, multiplied by (ii) the aggregate amount of gross sales of the Originators generated during the most recently ended calendar month.
“Dollars” and “$” each mean the lawful currency of the United States of America.
“Drawing Date” has the meaning set forth in Section 3.04(a).
“Eligible Assignee” means (i) any Committed Lender or any of its Affiliates, (ii) any Person managed by a Committed Lender or any of its Affiliates and (iii) any other financial or other institution, but in any event excluding any Defaulting Lender and any Marathon Competitor.
“Eligible Foreign Country” means, at any time, any country that satisfies each of the following: (i) is not a Sanctioned Country, (ii) is an OECD Country and (iii) the Servicer is able to service, administer, collect and enforce the Receivables owing by Obligors of such country to the same extent as Receivables owing from Obligors located in the United States of America.
“Eligible Foreign Obligor” means a Foreign Obligor that is a resident of, or organized under the laws of, an Eligible Foreign Country.

“Eligible Receivable” means, at any time, a Receivable:
(a)    the Obligor of which:
(i)    if a natural person, is a resident of the United States,
(ii)    if a corporation or other business organization, (A) is organized under the laws of the United States or any political subdivision thereof, is a resident of the United States or any political subdivision thereof and has a place of business within the United States, (B) is a resident of, or organized under the laws of, Canada or any political subdivision thereof, or (C) is an Eligible Foreign Obligor, or (iii) if a Governmental Authority, is either (x) a Governmental Authority at the state or local level of a State within the United States or (y) a United States Federal Governmental Authority,
(b)    the Obligor of which is not domiciled (within the meaning of the Civil Code of Quebec) in the Province of Quebec, Canada,
(c)    the Obligor of which is not an Affiliate of any of the Borrower Parties or any Related Entity,
(d)    the Obligor of which is not the Obligor of Receivables as to which any payment, or part thereof, remains unpaid for more than ninety (90) days past invoice for such payment, the balance of which exceeds twenty-five percent (25%) or more of all Receivables of such Obligor,
(e)    which is not an Excluded Receivable, a Defaulted Receivable or a Receivable as to which any payment, or part thereof, remains unpaid for more than thirty (30) days past invoice,
(f)    which is due and payable by its terms within thirty (30) days of the original billing date therefor, and has not had its payment terms extended,
(g)    which (i) is an “account” within the meaning of (x) Section 9-102(2) and Section 9-102(11), respectively, of the UCC of all applicable jurisdictions, or (y) the PPSA, if applicable and (ii) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC),
(h)    which is denominated and payable either (x) only in United States dollars in the United States or (y) only in Canadian Dollars in Canada,
(i)    which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with the terms of such Contract,
(j)    which arises under a Contract which does not contain any enforceable restriction on assignability of such Receivable that is effective under applicable law (taking into account the applicable UCC or the PPSA, if applicable),

(k)    which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,
(l)    which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, trading with the enemy and trade and similar sanctions) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,
(m)    which satisfies all material requirements of the Credit and Collection Policy,
(n)    which was generated in the ordinary course of the applicable Originator’s business,
(o)    which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part),
(p)    which is not subject to (A) any right of rescission, set off (excluding offsets pursuant to credit balance arrangements, net-outs, setoff of delivery or payment obligations, customer deposits held at the applicable Originator, potential excise tax offsets and other similar customary contractual arrangements between such Originator and the related Obligor), counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or (B) any other Adverse Claim (other than Permitted Liens), and in each case the Obligor thereon holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract),
(q)    as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it and the related goods or merchandise shall have been shipped and/or services performed, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,
(r)    all right, title and interest to and in which has been validly transferred (A) in the case of a Receivable originated by Marathon Canada, (i) by Marathon Canada to MPC LP under and in accordance with the Receivables Transfer Agreement (Canada) and (ii) thereafter by MPC LP directly to the Borrower under and in accordance with the Receivables Sale Agreement, (B) in the case of a Receivable originated by MPST LLC, (i) by MPST LLC to MPC LP under and in accordance with the Receivables Transfer Agreement (U.S.) and (ii) thereafter by MPC LP directly to the Borrower under and in accordance with the Receivables Sale Agreement, and (C) in the case of a Receivable originated by MPC LP, by MPC LP directly to the Borrower under and in accordance with the Receivables Sale Agreement, and, in each such case, the Borrower has good and marketable title thereto free and clear of any Adverse Claim (other than Permitted Liens);
(s)    which if an Unbilled Receivable, is either (i) an Eligible Unbilled Crude Oil Receivable or (ii) a Billing In-Process Receivable,
(t)    the payments on which are free and clear of any withholding Taxes; provided that only the portion of such Pool Receivable subject to withholding Taxes shall be ineligible,
(u)    no Obligor of which (i) is a Sanctioned Person or (ii) is subject to an Insolvency Proceeding that has occurred and is continuing; and
(v)    for which the related invoice with respect to such Receivable does not include any Excluded Receivable.
“Eligible Unbilled Crude Oil Receivable” means, at any time of determination, any Unbilled Receivable if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP, (b) the related Originator reasonably expects such Unbilled Receivable to cease being an Unbilled Receivable no later than nineteen (19) days (or solely to the extent such Unbilled Receivable was generated by Marathon Canada, 24 days) following the month in which such Unbilled Receivable was generated, (c) not more than nineteen (19) days (or solely to the extent such Unbilled Receivable was generated by Marathon Canada, 24 days) have expired since the last day of the month in which such Unbilled Receivable was generated, (d) such Unbilled Receivable constitutes a Crude Oil Receivable, (e) it represents amounts that have been fully earned in accordance with the terms of the related Contract and is a legal, valid and binding payment obligation of the related Obligor that is enforceable against such Obligor and (f) the related Originator maintains records and systems that allows for the daily tracking and monitoring of such Unbilled Receivable and which are acceptable to the Administrative Agent in its reasonable discretion.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such debt security).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Marathon, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to satisfy the “minimum funding standards” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Marathon or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Marathon or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Marathon or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Marathon or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Marathon or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.
“Excess Concentration” means the sum of the following amounts, without duplication:
(a)    the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(b)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is a United States Federal Governmental Authority, over (ii) the product of (x) 5.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(c)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, that are denominated and payable in Canadian Dollars, over (ii) the product of (x) 2.5%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(d)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is a resident of, or organized under the laws of, Canada or any political subdivision thereof, over (ii) the product of (x) 20.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(e)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is an Eligible Foreign Obligor, over (ii) the product of (x) 8.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(f)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is an Eligible Foreign Obligor domiciled in a country with a sovereign credit rating below “BBB-” from S&P or below “Baa3” from Moody’s, over (ii) the product of (x) 4.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(g)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that constitute Eligible Unbilled Crude Oil Receivable, over (ii) the product of (x) 50.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Excluded Credit Insured Obligor” means (i) each Person listed on Schedule V hereto and (ii) each other Person designated as such in an Excluded Obligor Request that has satisfied each of the requirements set forth in Section 9.08 of this Agreement.
“Excluded Obligor Date” means, with respect to each Excluded Credit Insured Obligor, the applicable date designated as such in either (i) Schedule V hereto or (ii) the related Excluded Obligor Request.
“Excluded Obligor Request” means a request, in substantially the form of Exhibit F to this Agreement, made by or on behalf of the Servicer pursuant to Section 9.08 of this Agreement.
“Excluded Receivable” means (i) each Receivable (without giving effect to the exclusion of “Excluded Receivable” from the definition thereof), that the obligor of which is an Affiliate of an Originator and (ii) each Receivable (without giving effect to the exclusion of “Excluded Receivable” from the definition thereof) for which the Obligor of which is an Excluded Credit Insured Obligor and such date of determination is on or after the related Excluded Obligor Date.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f), (h) and (j); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Exiting Group” has the meaning set forth in Section 2.02(g).

“Facility Limit” means $100,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the sum of the Aggregate Class A Capital plus the Class A LC Participation Amount.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement, treaty or convention entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.
“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” has the meaning specified in Section 2.03(a).
“Fees” has the meaning specified in Section 2.03(a).
“Final Maturity Date” means the date that (i) is ninety (90) days following the Scheduled Termination Date or (ii) such earlier date on which the Loans become due and payable pursuant to Section 10.01.
“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) the LC Participation Amount has been reduced to zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn, (iii) all Borrower Obligations shall have been paid in full, (iv) all other amounts owing to the Credit Parties and any other Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (v) all accrued Servicing Fees have been paid in full.
“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as finance leases on a balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to SMIR or the Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of SMIR or Daily Simple SOFR shall be 0.00%.
“Foreign Obligor” means an Obligor that is a resident of, or organized under the laws of, a country other than the United States or Canada.
“GAAP” means generally accepted accounting principles in effect in the United States of America as in effect from time to time.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means, (i) for any Conduit Lender, such Conduit Lender, together with such Conduit Lender’s Related Committed Lenders, related Group Agent, related LC Bank and related LC Participants, (ii) for TD Bank, TD Bank as a Committed Lender, as an LC Participant, as an LC Bank, as a Class B Lender and as a Group Agent, Reliant Trust as a Conduit Lender and as a Class B Lender and GTA Funding as a Conduit Lender and as a Class B Lender and (iii) for any other Lender that does not have a Related Conduit Lender, such Lender, together with such Lender’s related LC Bank, related LC Participants, related Group Agent and each other Lender for which such Group Agent acts as a Group Agent hereunder.
“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, if such Obligor is rated by only one of such rating agencies, then such

Obligor will be a “Group A Obligor” if it satisfies either clause (a) or clause (b) above; provided, however, that if an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s, then if such ratings are no more than one notch different from each other, such Obligor (or its parent or majority owner, as applicable) shall be deemed to have only the higher of the two ratings for the purpose of determining whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.
“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Borrower and the Servicer for purposes of receiving payments to or for the account of the members of such Group hereunder.
“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” or better by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above; provided, however, that if an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s, then if such ratings are no more than one notch different from each other, such Obligor (or its parent or majority owner, as applicable) shall be deemed to have only the higher of the two ratings for the purpose of determining whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor” or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” or better by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above; provided, however, that if an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s, then if such ratings are no more than one notch different from each other, such Obligor (or its parent or majority owner, as applicable) shall be deemed to have only the higher of the two ratings for the purpose of determining whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor” or “Group B Obligor” in which case such Obligor shall be separately treated as a Group A Obligor or a Group B Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group Class B Limit” means, with respect to any Group, at any time of determination, the aggregate Class B Limits of all Class B Lenders within such Group.
“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Lenders within such Group.
“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.
“GTA Funding” means GTA Funding LLC.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and accrued liabilities incurred in the ordinary course of business and (ii) amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on property owned or acquired by such Person (other than Adverse Claims on Equity Interests in joint ventures which are permitted under the Revolving Credit Agreement), whether or not the Indebtedness secured thereby has been assumed, but only to the extent of such property’s fair market value, (f) all Guarantees by such Person of Indebtedness of others, (g) all Finance Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is legally liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.
“Indemnified Party” has the meaning set forth in Section 13.01(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Independent Manager” shall mean a member of the Board of Managers of the Borrower who (x) (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a manager of the Borrower, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Servicer, any Originator, Marathon or any of their respective Subsidiaries or Affiliates (other than the Borrower), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director or manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities or (y) has been approved in writing by the Administrative Agent and the Group Agents.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Federal Bankruptcy Code.
“Intended Tax Treatment” has the meaning set forth in Section 14.14.
“Interest” means, for each Loan for any day during any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).
“Interest Period” means, with respect to each Loan, (a) before the Termination Date: (i) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on the last day of the calendar month in which the Closing Date occurred and (ii) after the initial period in clause (i) above, each subsequent calendar month and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each subsequent calendar month.
“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof):
(a)    if such Loan (or such portion of Capital thereof) is being funded by a Conduit Lender on such day through the issuance of Notes, the applicable CP Rate; or
(b)    if such Loan (or such portion of Capital thereof) is being funded by any Lender on such day other than through the issuance of Notes (including, without limitation, if a Conduit Lender is then funding such Loan (or such portion of Capital thereof) under a Program Support Agreement, or if a Committed Lender is then funding such Loan (or such portion of Capital thereof)), then SMIR;
provided, however, that the “Interest Rate” for each Loan and any day while an Event of Default has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the interest rate per annum determined for such Loan and such day pursuant to clause (a) or (b) above, as applicable, and (ii) the Base Rate in effect on such day; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; provided, further, however, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
“Interim Report” means a Daily Report or a Weekly Report.
“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.
“JPM Collection Account” means the Collection Accounts listed on Schedule II for which the related Collection Bank is JPMorgan Chase Bank, N.A., with an address on Schedule II in the United States.
“LC Bank” means each Person listed as such for each Group as set forth on the signature pages of this Agreement.
“LC Bank Adjusted LC Participation Amount” means, at any time of determination and with respect to any LC Bank, the greater of (i) the related LC Bank LC Participation Amount less the amount of cash collateral held in the LC Collateral Account for such LC Bank at such time and (ii) zero ($0).
“LC Bank Class A LC Participation Amount” means, at any time of determination and with respect to any LC Bank, the sum of the amounts then available to be drawn under all outstanding Class A Letters of Credit issued by such LC Bank.
“LC Bank Class B LC Participation Amount” means, at any time of determination and with respect to any LC Bank, the sum of the amounts then available to be drawn under all outstanding Class B Letters of Credit issued by such LC Bank.
“LC Bank LC Participation Amount” means, at any time of determination and with respect to any LC Bank, the sum of the amounts then available to be drawn under all outstanding Letters of Credit issued by such LC Bank.
“LC Collateral Account” means, with respect to each LC Bank, the account at any time designated as the LC Collateral Account for such LC Bank and established and maintained by the Administrative Agent (for the benefit of such LC Bank and the Related LC Participants), or such other account as may be so designated as such by the Administrative Agent.
“LC Fee Expectation” has the meaning set forth in Section 3.05(c).
“LC Participant” means each Class A LC Participant and each Class B LC Participant.
“LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.
“LC Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent, the applicable LC Bank and the Group Agents pursuant to Section 3.02(a).
“Lenders” means the Conduit Lenders, the LC Banks, the Committed Lenders and the Class B Lenders. Each reference to a Lender herein or in any other Transaction Document shall include such Lender in its capacity as an LC Participant, if applicable.

“Letter of Credit” means any stand-by letter of credit issued by the LC Bank at the request of the Borrower pursuant to this Agreement.
“Letter of Credit Application” has the meaning set forth in Section 3.02(a).
“Level 1 Ratings Period” means any period of time during which the Long Term Debt Rating of Marathon is (i) “BBB-” or higher by S&P or (ii) “Baa3” or higher by Moody’s; provided, that if the ratings of S&P and Moody’s differ by more than one level, the rating one level below the higher of the two ratings shall control.
“Level 2 Ratings Period” means any period of time, other than a Level 3 Rating Period, during which the Long Term Debt Rating of Marathon is (i) lower than “BBB-“ by S&P and (ii) lower than “Baa3” by Moody’s; provided, that if the ratings of S&P and Moody’s differ by more than one level, the rating one level below the higher of the two ratings shall control.
“Level 3 Ratings Period” means any period of time during which (A) the Long Term Debt Rating of Marathon is (i) “BB-“ or lower by S&P or (ii) “Ba3” or lower by Moody’s; provided, that if the ratings of S&P and Moody’s differ by more than one level, the rating one level below the higher of the two ratings shall control, or (B) Marathon ceases to have a Long Term Debt Rating by S&P or Moody’s (other than by reason of such rating agency ceasing to be in the business of rating corporate debt obligations).
“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.
“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity for such Conduit Lender’s Loans.
“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Lender pursuant to the terms of a Liquidity Agreement.
“Loan” means any loan made by a Lender pursuant to Section 2.02.
“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).
“Lock-Box” means each locked postal box with respect to which a Collection Bank has executed a Collection Account Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).
“Long Term Debt Rating” means, with respect to any Person at any time, the senior unsecured long-term debt rating assigned by S&P or Moody’s for such Person, in each case without giving effect to any third party credit enhancement.

“Loss Floor Reserve” means, on any date, an amount equal to the Concentration Reserve Percentage at such time multiplied by the Net Receivables Balance at such time.
“Loss Horizon Ratio” means, as of any date, a ratio computed as of the last day of the most recently ended calendar month by dividing (i) the aggregate amount of gross sales of the Originators during the most recently ended calendar month by (ii) the Net Receivables Balance as of the last day of such calendar month.
“Loss Percentage” means, at any time, the amount expressed as a percentage and calculated in accordance with the following formula:
LP    =    LR x LHR x SF
where:
LR    =    the greatest three-month average Loss Ratio during the immediately preceding 12-month period.
LHR    =    the Loss Horizon Ratio at such time.
SF    =     2.25.
“Loss Ratio” means, on any date, the ratio (expressed as a percentage) computed as of the last day of the most recently ended calendar month equal to (i) the aggregate Outstanding Balance of all Pool Receivables which became Defaulted Receivables during the most recently ended calendar month, divided by (ii) the aggregate amount of gross sales of the Originators generated during the calendar month which ended two (2) calendar months prior to such last day.
“Loss Reserve” means, on any date, an amount equal to the product of (a) the Loss Percentage, multiplied by (b) the Net Receivables Balance as of the close of business of Servicer on such date.
“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Lenders representing more than 50% of the aggregate Commitments of all Committed Lenders in all Groups (or, if the Commitments have been terminated, have Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders in all Groups); provided, however, that (i) in no event shall the Majority Group Agents include fewer than two (2) Group Agents at any time when there are two (2) or more Groups and (ii) the Majority Group Agents shall at all times include the Administrative Agent.
“Marathon” means Marathon Petroleum Corporation, a Delaware corporation.
“Marathon Canada” means Marathon Petroleum Canada Trading & Supply ULC, an unlimited liability company incorporated in the Province of British Columbia.
“Marathon Competitor” means any competitor of Marathon engaged in the business of refining, trading, marketing or producing petroleum or petroleum products (other than a financial institution or an Affiliate thereof).

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Borrower Party and its Subsidiaries, taken as a whole, (ii) the ability of any Borrower Party to perform its obligations under this Agreement, the ability of any Originator to perform its obligations under any Transaction Document or the ability of Marathon to perform its obligations under the Performance Undertaking, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Collateral, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.
“Mizuho” means Mizuho Bank, Ltd.
“Monthly Report” means a report, in substantially the form of Exhibit G.
“Monthly Report Omission Conditions” means, as of any Monthly Reporting Date, the satisfaction of each of the following conditions: (i) the Aggregate Capital as of such Monthly Reporting Date is equal to zero, (ii) no Event of Default or Unmatured Event of Default has occurred and is continuing and (iii) during the current calendar year, no more than one other Monthly Report was not delivered under this Agreement on the related Monthly Reporting Date.
“Monthly Reporting Date” means the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).
“Monthly Settlement Date” means each day that is two (2) Business Days following a Monthly Reporting Date.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“MPC LP” has the meaning set forth in the preamble to this Agreement.
“MPST LLC” means Marathon Petroleum Supply and Trading LLC, a Delaware limited liability company.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Receivables Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration, minus (c) the Discount Proxy Amount, minus (d) the Rebate Accrual Amount, minus (e) the Contra Account Amount.
“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Lender or participating commercial paper conduit to fund its investments in accounts receivable or other financial assets.
“Notice Date” has the meaning set forth in Section 3.02(b).
“NYFRB” means the Federal Reserve Bank of New York.
“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Consolidated Affiliates less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and its Consolidated Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.
“OECD Country” means a country which is a member of the Organization for Economic Cooperation and Development.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Order” has the meaning set forth in Section 3.10.
“Original LSA” has the meaning set forth in preliminary statements to this Agreement.
“Originator” means each of (i) MPC LP, in its capacity as seller under the Receivables Sale Agreement (ii) MPST LLC, in its capacity as seller under the Receivables Transfer Agreement (U.S.), and (iii) Marathon Canada, in its capacity as seller under the Receivables Transfer Agreement (Canada).
“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).
“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outbound Investment Rules” means the regulations administered and enforced by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.
“Parent” means Marathon.
“Participant” has the meaning set forth in Section 14.03(e).
“Participant Register” has the meaning set forth in Section 14.03(f).
“Participation Advance” means a Class A Participation Advance or a Class B Participation Advance.

“PATRIOT Act” has the meaning set forth in Section 14.15.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Percentage” means, at any time of determination, with respect to any Committed Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by the Lenders in such Committed Lender’s Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Lenders at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans at such time.
“Performance Undertaking” means that certain Performance Undertaking, dated as of the Closing Date, by Marathon in favor of the Borrower, as the same may be further amended, restated, supplemented or otherwise modified from time to time.
“Permitted Liens” means (a) any liens for taxes, assessments and governmental charges or levies in such case are either (i) not overdue or (ii) the validity or amount thereof is being contested in good faith by appropriate proceedings and as to which adequate reserves are set aside in accordance with GAAP and (b) bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash or instruments on deposit in a Collection Account or other depository accounts.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.
“PPSA” means the Personal Property Security Act (British Columbia), as applicable (or any successor statute) and similar legislation of any other jurisdiction (including, the Civil Code of Québec) the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests and includes all regulations thereunder.

“Principal Covenants” means each of the following: (a) with respect to this Agreement: Sections 8.01(b)(i)-(iii), 8.01(c), 8.01(h), 8.01(i), 8.01(k), 8.01(p), 8.01(s) and Sections 8.02(a), 8.02(b), 8.02(c), 8.02(d), 8.02(f), 8.02(g), 8.02(h), 8.02(i) and 8.02(j) and (b) with respect to the Receivables Sale Agreement: Sections 4.1(a)(i)-(ii), 4.1(b), 4.1(g), 4.1(i), 4.1(o) and Sections 4.2(a), 4.2(b), 4.2(c), 4.2(d), 4.2(e), 4.2(f) and 4.2(g), (c) with respect to the Receivables Transfer Agreement (Canada): Sections 4.1(a)(i)-(ii), 4.1(b), 4.1(g), 4.1(i), 4.1(o) and Sections 4.2(a), 4.2(b), 4.2(c), 4.2(d), 4.2(e) and 4.2(f) and (d) with respect to the Receivables Transfer Agreement (U.S.): Sections 4.1(a)(i)-(ii), 4.1(b), 4.1(g), 4.1(i), 4.1(o) and Sections 4.2(a), 4.2(b), 4.2(c), 4.2(d), 4.2(e) and 4.2(f).
“Principal Transaction Documents” has the meaning set forth in the definition of “Transaction Documents”.
“Pro Rata Share” shall mean, (i) as to any Class A LC Participant, a fraction, the numerator of which equals the Commitment of such Class A LC Participant at such time and the denominator of which equals the aggregate of the Commitments of all Related Class A LC Participants in its Group at such time and (ii) as to any Class B LC Participant, a fraction, the numerator of which equals the Class B Limit of such Class B LC Participant at such time and the denominator of which equals the aggregate of the Class B Limit of all Related Class B LC Participants in its Group at such time.
“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Lender, (b) the issuance of one or more surety bonds for which any Conduit Lender is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Lender to any Program Support Provider of any Loan (or portions thereof or participation interest therein) maintained by such Conduit Lender and/or (d) the making of loans and/or other extensions of credit to any Conduit Lender in connection with such Conduit Lender’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.
“Program Support Provider” means and includes, with respect to any Conduit Lender, any Liquidity Provider and any other Person (other than any customer of such Conduit Lender) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Lender pursuant to any Program Support Agreement.
“Rebate Accrual Amount” means, as of any date, the amount of accruals set forth on the balance sheet of the Borrower, the Servicer or any Originator relating to volume rebates on such date.
“Rebate Credits” means credits issued by Servicer or the applicable Originator to Obligors in respect of volume rebates.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Borrower (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto; provided, however, that the term “Receivable” shall not include any Excluded Receivable. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Receivables Sale Agreement.
“Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of the Closing Date, by and between MPC LP, as seller, and the Borrower, as buyer, as the same may be further amended, restated or otherwise modified from time to time.
“Receivables Transfer Agreement” means each of the Receivables Transfer Agreement (Canada) and Receivables Transfer Agreement (U.S.).
“Receivables Transfer Agreement (Canada)” means that certain Receivables Transfer Agreement (Canada), dated as of the Closing Date, by and between Marathon Canada, as seller, and MPC LP, as buyer, as the same may be amended, restated or otherwise modified from time to time.
“Receivables Transfer Agreement (U.S.)” means that certain Receivables Transfer Agreement (U.S.), dated as of the Closing Date, by and between MPST LLC, as seller, and MPC LP, as buyer, as the same may be amended, restated or otherwise modified from time to time.
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Reference Time” with respect to any setting of the then-current Benchmark means 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting.
“Register” has the meaning set forth in Section 14.03(c).
“Reimbursement Obligation” has the meaning set forth in Section 3.04(a).
“Related Class A LC Participant” means, with respect to any LC Bank, each Class A LC Participant which is, or pursuant to any Assignment and Acceptance Agreement or otherwise pursuant to this Agreement becomes, included as a Class A LC Participant in such LC Bank’s

Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement or other agreement executed by such LC Bank, as the case may be.
“Related Class B LC Participant” means, with respect to any LC Bank, each Class B LC Participant which is, or pursuant to any Assignment and Acceptance Agreement or otherwise pursuant to this Agreement becomes, included as a Class B LC Participant in such LC Bank’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement or other agreement executed by such LC Bank, as the case may be.
“Related Committed Lender” means with respect to any Conduit Lender, each Committed Lender listed as such for each Conduit Lender as set forth on the signature pages of this Agreement.
“Related Conduit Lender” means, with respect to any Committed Lender, each Conduit Lender which is, or pursuant to any Assignment and Acceptance Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Lender in such Committed Lender’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement or other agreement executed by such Committed Lender, as the case may be.
“Related Entity” means Marathon, Servicer (so long as Servicer is MPC LP or an Affiliate of Marathon), each Originator and each of their respective Affiliates and their respective successors.
“Related LC Participant” means, with respect to any LC Bank, each Participant which is, or pursuant to any Assignment and Acceptance Agreement or otherwise pursuant to this Agreement becomes, included as a Participant in such LC Bank’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement or other agreement executed by such LC Bank, as the case may be.
“Related Security” means, with respect to any Receivable:
(a)    all of the Borrower’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable;
(c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC or PPSA financing statements or similar filings relating thereto;
(d)    all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(e)    all books and records of the Borrower and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box, Virtual Account and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the UCC or PPSA, as applicable);
(f)    all of the Borrower’s rights, interests and claims under the Receivables Sale Agreement and the other Transaction Documents; and
(g)    all Collections and other proceeds (as defined in the UCC or PPSA, as applicable) of any of the foregoing.
“Release” has the meaning set forth in Section 4.01(a).
“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Reliant Trust” means Reliant Trust.
“Representatives” has the meaning set forth in Section 14.06(c).
“Required Capital Amount” has the meaning set forth in the Receivables Sale Agreement.
“Restatement Date” means April 30, 2026.
“Restricted Junior Payments” means (A) the purchase or redemption by the Borrower of any of its membership interests, (B) declaring or paying any dividend or distribution by the Borrower or setting aside any funds for any such purpose, (C) to prepay, purchase or redeem any Indebtedness by the Borrower (other than any of the Capital), (D) the lending or advancing of any funds by the Borrower or (E) the repayment by the Borrower of any loans or advances to, for or from any of its Affiliates.
“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.
“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of April 7, 2026, as may be amended, restated, amended and restated, supplemented, renewed, refinanced, or otherwise modified from time to time, by and among Marathon, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Revolving Credit Agreement Financial Covenant” means (i) the financial covenant set forth in Section 6.05 of the Revolving Credit Agreement as of the Restatement Date and, except as expressly provided in Section 10.01(m), without giving effect to any amendment, restatement, supplement or other modification thereof after the Restatement Date or any termination thereof or (ii) if the Revolving Credit Agreement is replaced and each of the applicable conditions set forth in Section 10.01(m) have been satisfied, each financial covenant set forth in such replacement Revolving Credit Agreement as of the effective date thereof and, except as expressly provided in Section 10.01(m), without giving effect to any amendment, restatement, supplement or other modification thereof after such effective date or any termination thereof.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.
“Sanctioned Country” means a country or territory that is or whose government is subject to a U.S. sanctions program that broadly prohibits dealings with that country, territory or government.
“Sanctioned Person” means, at any time, (a) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (or any successor thereto) or the U.S. Department of State, or as otherwise published from time to time; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country; (d) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions; or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Sanctions” means the laws, rules, regulations and executive orders promulgated or administered to implement economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the United States government, including those administered by OFAC, the US State Department, the US Department of Commerce, (b) by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (c) by other relevant sanctions authorities to the extent compliance with the sanctions imposed by such other authorities would not entail a violation of applicable law.
“Scheduled Termination Date” means April 30, 2029, as such date may be extended from time to time pursuant to Section 2.02(g).
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.
“Secured Parties” means each Credit Party, each Indemnified Party and each Affected Person.
“Servicer” has the meaning set forth in the preamble to this Agreement.
“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).
“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.
“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.
“SMIR” means, for any day during any Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking one-month term rate based on SOFR, as such rate is published by the CME Term SOFR Administrator on such day, or if such day is not a Business Day, as of the immediately preceding Business Day; provided that if SMIR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“SMIR Borrowing” means any borrowing comprised of SMIR Loans.
“SMIR Loans” means any Loan that bears interest at a rate determined by reference to SMIR or Daily Simple SOFR.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Specified Foreign Entity” means any “specified foreign entity” within the meaning of Section 7701(a)(51)(B) of the Code.
“Spot Rate” means, on any day, (i) for the purpose of exchanging U.S. Dollars to Alternative Currency or Alternative Currency to Dollars in connection with applying funds to pay amounts owing hereunder or under the Transaction Documents in accordance with this Agreement, the actual rate used by the Administrative Agent’s principal foreign exchange trading office for the purchase by the Administrative Agent of the applicable currency with the other currency through its principal foreign exchange trading office, and (ii) for the purpose of making any calculation hereunder that does not require the actual exchange of Dollars for Alternative Currency or Alternative Currency for Dollars to make a payment of amounts owing hereunder or under the Transaction Documents or, (a) with respect to the determination of the

U.S. Dollar Equivalent of any amount denominated in Alternative Currency, the exchange rate at which such Alternative Currency may be exchanged into Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for such Alternative Currency and (b) with respect to the determination of the Alternative Currency equivalent of any amount denominated in Dollars, the exchange rate at which Dollars may be exchanged into Alternative Currency as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for Dollars. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. New York City time, on such date for the purchase of Dollars with the applicable Alternative Currency for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Subordinated Note” has the meaning set forth in the Receivables Sale Agreement.
“Sub-Servicer” has the meaning set forth in Section 9.01(d).
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TD Bank” has the meaning set forth in the preamble to this Agreement.
“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).
“Transaction Documents” means, collectively, (i) this Agreement, each Letter of Credit Application, each LC Request, each Letter of Credit, each Loan Request, the Receivables Sale Agreement, the Receivables Transfer Agreement (Canada), the Receivables Transfer Agreement (U.S.), the Collection Account Agreements, the Performance Undertaking, the Fee Letter, the Subordinated Note (collectively, the “Principal Transaction Documents”) and (ii) all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Type of Letter of Credit” means a Class A Letter of Credit or a Class B Letter of Credit.
“Type of Loan” means a Class A Loan or a Class B Loan.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.
“Unmatured Event of Default” means an event or condition that has occurred and is continuing that but for notice or lapse of time or both would constitute an Event of Default.
“U.S. Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in Dollars, such amount and (b) any amount denominated in an Alternative Currency, the Dollar equivalent of such amount of such Alternative Currency determined by reference to the Spot Rate determined as of such determination date.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).
“Virtual Account” means each different notional sub-division or “node” which constitutes a notional representation of the apportionment of the funds (debits and credits) of a JPM Collection Account.
“Weekly Report” means a report, in substantially the form of Exhibit K.
“Weekly Reporting Date” has the meaning set forth in Section 9.07(a).
“Weekly Reporting Period” means any Level 2 Ratings Period.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield and Servicing Reserve” means, on any date, an amount equal to (x) the Yield and Servicing Reserve Percentage on such date, multiplied by (y) the Net Receivables Balance as of the close of business of Servicer on such date.
“Yield and Servicing Reserve Percentage” means at any time of determination:
1.50 x DSO x (BR + SFR)
360
where:
BR    =    the Base Rate at such time;
DSO    =    the average of the Days’ Sales Outstanding for the three most recently ended calendar months; and
SFR    =    the Servicing Fee Rate.
SECTION 1.02. Other Interpretative Matters. All terms used in Article 9 of the UCC in the State of New York or the PPSA and not specifically defined herein, are used herein as defined in such Article 9 or the PPSA (as applicable in the context). Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (l) the term “or” is not exclusive and (m) on any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in an Alternative Currency shall be deemed to be the U.S. Dollar Equivalent thereof on such day for purposes of such computation or calculation.
SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Group Agents request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein, (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, or (c) any valuation of Indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Indebtedness shall at all times be valued at the full stated principal amount thereof.
SECTION 1.04. Amendment and Restatement; No Novation. Effective as of the Restatement Date, the Original LSA is amended and restated as set forth in this Agreement. It is the intent of the parties hereto that this Agreement (i) shall re-evidence the Borrower Obligations under the Original LSA, (ii) is entered into in substitution for, and not in payment of, the Borrower Obligations under the Original LSA and (iii) does not constitute a novation of any of the Borrower Obligations which was evidenced by the Original LSA or any of the other Transaction Documents. For the avoidance of doubt, (w) the parties hereto acknowledge the Loans and payments of Capital made by the Lenders to the Borrower from time to time prior to the Restatement Date under (and as defined in) the Original LSA, and any such Capital outstanding under the Original LSA as of the Restatement Date shall constitute Capital outstanding under this Agreement for all purposes, (x) the parties hereto acknowledge any Letters of Credit outstanding under the Original LSA as of the Restatement Date shall constitute Letters of Credit outstanding under this Agreement for all purposes, (y) any accrued and unpaid Interest and Fees outstanding under the Original LSA on the Restatement Date shall constitute accrued and unpaid Interest and Fees outstanding under this Agreement, and (z) the parties hereto acknowledge the security interest granted by the Borrower to the Administrative Agent (for the benefit of the Secured Parties) in the Collateral from time to time prior to the Restatement Date under the Original LSA, and such security interest is hereby ratified and confirmed.

ARTICLE II

TERMS OF THE LOANS
SECTION 2.01. Loan Facility.
(a)    Class A Loans. Upon a request by the Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Lenders, ratably, in accordance with the aggregate of the Commitments of the Related Committed Lenders with respect to each such Conduit Lender, severally and not jointly, may, in their sole discretion, make Class A Loans to the Borrower on a revolving basis, and if and to the extent any Conduit Lender does not make any such requested Class A Loan or if any Group does not include a Conduit Lender, the Related Committed Lender(s) for such Conduit Lender or the Committed Lender for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such Class A Loans to the Borrower, in either case, from time to time during the period from the Restatement Date to the Termination Date. Under no circumstances shall any Class A Lender be obligated to make any Class A Loan if, immediately after giving effect to such Class A Loan:
(i)    the Aggregate Class A Capital plus the Class A LC Participation Amount would exceed the Facility Limit at such time;
(ii)    the sum of (A) the Class A Capital of such Class A Lender, plus (B) the aggregate outstanding Class A Capital of each other Class A Lender and Class A LC Participants in its Group, plus (C) the LC Bank Class A LC Participation Amount of the related LC Bank in its Group, would exceed the Group Commitment of such Class A Lender’s Group;
(iii)    if such Class A Lender is a Committed Lender, the aggregate outstanding Class A Capital of such Committed Lender would exceed its Commitment; or
(iv)    to the actual knowledge of an Authorized Officer of the Borrower, the Aggregate Capital plus the Adjusted LC Participation Amount would exceed the Borrowing Base at such time.
(b)    Class B Loans. Upon a request by the Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Class B Lenders may, in their sole and absolute discretion, make Class B Loans to the Borrower on a revolving basis, from time to time during the period from the Restatement Date to the Termination Date. The Class B Lenders shall not be committed or otherwise have any obligation or deemed to have any obligation, in each case, express or implied, to make any Class B Loan, extend any credit or take any other similar action hereunder or under any other Transaction Document. Under no circumstances shall the Borrower request any Class B Loan hereunder if, immediately after giving effect to such Class B Loan:
(i)    the Aggregate Class B Capital plus the Class B LC Participation Amount would exceed the Class B Facility Limit at such time;

(ii)    the Aggregate Class A Capital plus the Adjusted Class A LC Participation Amount does not equal the Facility Limit at such time; or
(iii)    to the actual knowledge of an Authorized Officer of the Borrower, the Aggregate Capital plus the Adjusted LC Participation Amount would exceed the Borrowing Base at such time.
SECTION 2.02. Making Loans; Repayment of Loans. (a) Each Loan hereunder shall be made on at least (i) if a Class A Loan, one (1) Business Day’s or (ii) if a Class B Loan in an amount (x) less than $166,700,000, one (1) Business Day’s, (y) greater than or equal to $166,700,000 but less than $500,000,000, three (3) Business Days’ or (z) $500,000,000 or more, five (5) Business Days’, in each case, prior written request from the Borrower to the Administrative Agent and each Group Agent in the form of a Loan Request attached hereto as Exhibit A. Each such request for a Loan shall be made no later than 11:00 a.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Loan(s) requested (which shall be denominated in Dollars and not be less than $5,000,000), (ii) the Type of Loan requested, (iii) the allocation of such amount among the Groups (which, with respect to Class A Loans, shall be ratable based on the Group Commitments), (iv) the account to which the proceeds of such Loan shall be distributed and (v) the date such requested Loan is to be made (which shall be a Business Day). No more than one Loan Request may be outstanding at any time.
(b)    On the date of each Class A Loan specified in the applicable Loan Request, the Class A Lenders shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Class A Loans requested, at the account set forth in the related Loan Request. On the date of each Class B Loan specified in the applicable Loan Request, a Class B Lender may, in its sole and absolute discretion, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Class B Loans requested, at the account set forth in the related Loan Request. On the terms and subject to the conditions set forth in this Agreement, each applicable Lender that will be funding any Loan shall endeavor to make such funds available to the Borrower by 3:00 p.m. (New York City time) on the date such Loan is to be made as specified in the applicable Loan Request.
(c)    Each Committed Lender’s obligation shall be several, such that the failure of any Committed Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Committed Lender of its obligation, if any, hereunder to make funds available on the date such Loans are requested (it being understood, that no Committed Lender shall be responsible for the failure of any other Committed Lender to make funds available to the Borrower in connection with any Loan hereunder).
(d)    The Borrower shall repay in full the outstanding Capital of each Lender on the Final Maturity Date. Prior thereto, the Borrower shall, on each Settlement Date, make a prepayment of the outstanding Capital of the Lenders to the extent required under Section 4.01 and otherwise in accordance therewith. Notwithstanding the foregoing, the Borrower, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding

Capital of the Lenders on any Business Day upon (i) if such prepayment is less than $166,700,000, one (1) Business Day’s, (ii) if such prepayment is greater than or equal to $166,700,000 but less than $500,000,000, three (3) Business Days’ or (iii) if such prepayment is $500,000,000 or more, five (5) Business Days’, in each case, prior written notice delivered to the Administrative Agent and each Group Agent in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such prepayment shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000; provided, however that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Borrowing Base Deficit existing at such time to zero, (ii) any accrued Interest and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date and (iii) no such voluntary prepayment shall be made with respect to any Class A Capital unless the Aggregate Class B Capital has first been reduced to zero. Each such Reduction Notice shall be delivered no later than 11:00 a.m. (New York City time) on a Business Day (it being understood that any such Reduction Notice delivered after such time shall be deemed to have been delivered on the following Business Day).
(e)    The Borrower may, at any time upon at least five (5) days’ (or such shorter period as the Administrative Agent and the Group Agents may agree) prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than (i) $60,000,000 or (ii) the Class A LC Participation Amount at such time. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Lender and Class A LC Participant, as well as the Class A LC Limit, shall be ratably reduced.
(f)    In connection with any reduction of the Commitments, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Class A Lenders, cash in an amount sufficient to pay (A) Capital of Class A Lenders in each Group in excess of the Group Commitment of such Group and (B) all other outstanding Borrower Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Borrower Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Class A Capital, and second to the payment of the remaining outstanding Borrower Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Lenders.
(g)    Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower may from time to time advise the Administrative Agent, each LC Bank and each Group Agent in writing of its desire to extend the Scheduled Termination Date for an additional 364 day period, provided that such request is made not more than one hundred twenty (120) days prior to, and not less than sixty (60) days prior to, the then current Scheduled Termination Date. The Administrative Agent, each LC Bank and each Committed Lender (or its Group Agent on its behalf) shall notify the Borrower and the

Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent, the LC Banks and the Committed Lenders may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than thirty (30) days prior to the then current Scheduled Termination Date; provided, however, that if the Administrative Agent, any LC Bank or any Committed Lender fails to so notify the Borrower and the Administrative Agent, the Administrative Agent, the LC Bank or such Committed Lender, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent, one or more LC Banks and one or more Committed Lenders have so notified the Borrower and the Administrative Agent in writing that they are agreeable to such extension, the Borrower, the Servicer, the Administrative Agent, the applicable Group Agents, the applicable LC Banks and the applicable Committed Lenders shall enter into such documents as the Administrative Agent, the applicable Group Agents, the applicable LC Banks and the applicable Committed Lenders may reasonably deem necessary or appropriate to effect such extension, and all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the applicable Group Agents, the applicable LC Banks and the applicable Committed Lenders in connection therewith (including Attorney Costs) shall be paid by the Borrower. In the event any Committed Lender declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Committed Lender’s Group shall be an “Exiting Group” for all purposes of this Agreement.
SECTION 2.03. Interest and Fees.
(a)    On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Group Agent, each Lender and the Administrative Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”). Undrawn Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender as provided in Section 2.05.
(b)    Each Loan of each Lender and the Capital thereof shall accrue Interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Loan. The Borrower shall pay all Interest, Fees and Breakage Fees accrued during each Interest Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.
SECTION 2.04. Records of Loans and Participation Advances. Each Group Agent shall record in its records, the date and amount of each Loan and Participation Advance made by the Lenders in its Group hereunder, the Interest Rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 14.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.

SECTION 2.05. Defaulting Committed Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Committed Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Undrawn Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.
(b)    The Commitment and Capital of such Defaulting Lender shall not be included in determining whether the Majority Group Agents have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby (if such Lender is directly affected thereby).
(c)    In the event that the Administrative Agent, the Borrower and the Servicer each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Class A Loans of the other Class A Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Class A Loans ratably in accordance with its applicable Commitment; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Lender to Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
ARTICLE III

LETTER OF CREDIT FACILITY
SECTION 3.01. Letters of Credit.
(a)    Class A Letters of Credit. Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Article VI, each LC Bank shall issue or cause the issuance of Class A Letters of Credit on behalf of the Borrower (and, if applicable, on behalf of, or for the account of, an Originator or an Affiliate of such Originator, in favor of such beneficiaries as such Originator or an Affiliate of such Originator may elect with the consent of the Borrower); provided, however, that no LC Bank will be required to issue or cause to be issued any Class A Letters of Credit to the extent that after giving effect thereto:
(i)    the Aggregate Capital plus the Class A LC Participation Amount would exceed the Facility Limit at such time;
(ii)    the sum of (A) the aggregate outstanding Class A Capital of the Class A Lenders and the Class A LC Participants in the related LC Bank’s Group, plus (B) the LC Bank Class A LC Participation Amount of the related LC Bank in its Group, would exceed the Group Commitment of the related LC Bank’s Group;

(iii)    to the actual knowledge of an Authorized Officer of the Borrower, the Aggregate Capital plus the LC Participation Amount would exceed the Borrowing Base at such time;
(iv)    the Class A LC Participation Amount would exceed the Class A LC Limit at such time; or
(v)    the Class A LC Participation Amount would exceed the aggregate of the Commitments of the Class A LC Participants at such time.
(b)    Class B Letters of Credit. Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Article VI, the Related Class B LC Participants may, in their sole and absolute discretion, consent to the issuance of Class B Letters of Credit by the applicable LC Bank. No LC Bank shall be committed or otherwise have any obligation or deemed to have any obligation, in each case, express or implied, to issue any Class B Letter of Credit and the Related Class B LC Participants shall have no obligation to consent to any such issuance. If consented to in writing by the Related Class B LC Participants in their sole and absolute discretion, the applicable LC Bank may issue or cause the issuance of Class B Letters of Credit on behalf of the Borrower (and, if applicable, on behalf of, or for the account of, an Originator or an Affiliate of such Originator, in favor of such beneficiaries as such Originator or an Affiliate of such Originator may elect with the consent of the Borrower). Under no circumstances shall the Borrower request the issuance of any Class B Letter of Credit hereunder if, immediately after giving effect thereto:
(i)    the Aggregate Class B Capital plus the Class B LC Participation Amount would exceed the Class B Facility Limit at such time;
(ii)    the sum of (A) the aggregate outstanding Class B Capital of the Class B Lenders and the Class B LC Participants in the related LC Bank’s Group, plus (B) the LC Bank Class B LC Participation Amount of the related LC Bank in its Group, would exceed the Group Class B Limit of the related LC Bank’s Group;
(iii)    to the actual knowledge of an Authorized Officer of the Borrower, the Aggregate Capital plus the LC Participation Amount would exceed the Borrowing Base at such time;
(iv)    the Class B LC Participation Amount would exceed the Class B LC Limit at such time; or
(v)    the Aggregate Class A Capital plus the Adjusted Class A LC Participation Amount does not equal the Facility Limit at such time.
(c)    Interest Accrual. Interest shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the applicable LC Bank pursuant to the terms hereof.
(d)    Non-Ratable Letter of Credit Issuance. The Borrower hereby agrees that if any Group’s Actual Class B Share is less than its Class B Group Ratable Share and more than one LC Bank is willing to issue a Class B Letter of Credit in the amount requested by the

Borrower, then in deciding on which LC Bank to allocate such new issuance of a Class B Letter of Credit, the Borrower will take into consideration which Group has the largest Class B Deficient Share immediately prior to such issuance of a Class B Letter of Credit and will use reasonable efforts to try and minimize the Class B Deficient Share for each Group.
SECTION 3.02. Issuance of Letters of Credit; Participations.
(a)    The Borrower may request an LC Bank upon two (2) Business Days’ prior written notice submitted on or before noon (New York City time), to issue a Letter of Credit by delivering to the Administrative Agent, each Group Agent and such LC Bank, such LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the applicable form of Exhibit E attached hereto and an LC Request which shall specify the Type of Letter of Credit being requested, in each case completed to the satisfaction of the Administrative Agent and such LC Bank; and such other certificates, documents and other papers and information as the Administrative Agent or such LC Bank may reasonably request.
(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than twelve (12) months after the Scheduled Termination Date. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the applicable LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the Scheduled Termination Date or (y) the applicable LC Bank determines that any condition precedent (including, without limitation, those set forth in Section 3.01 and Article VI) to issuing such Letter of Credit hereunder are not satisfied (other than any such condition requiring the Borrower to submit an LC Request or Letter of Credit Application in respect thereof), then the applicable LC Bank, in the case of clause (x) above, may (or, at the written direction of any applicable Related LC Participant, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Borrower and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the applicable LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the applicable LC Bank, as determined by the applicable LC Bank.
(c)    Immediately upon the issuance by such LC Bank of any Class A Letter of Credit (or any amendment to a Class A Letter of Credit increasing the amount thereof), such LC

Bank shall be deemed to have sold and transferred to each Related Class A LC Participant, and each such Related Class A LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from such LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Related Class A LC Participant’s Pro Rata Share, in such Class A Letter of Credit, each drawing made thereunder and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Pro Rata Shares of the Related Class A LC Participants in any Group pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Class A Letters of Credit issued by the LC Bank in such Group and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this clause (c) to reflect the new Pro Rata Shares of the assignor and assignee Related Class A LC Participant or of all Related Class A LC Participants in the applicable Group with Commitments, as the case may be. In the event that any LC Bank makes any payment under any Class A Letter of Credit and the Borrower shall not have reimbursed such amount in full to such LC Bank pursuant to Section 3.04(a), each Related Class A LC Participant shall be obligated to make Class A Participation Advances with respect to such Class A Letter of Credit in accordance with Section 3.04(b).
(d)    Immediately upon the issuance by such LC Bank of any Class B Letter of Credit (or any amendment to a Class B Letter of Credit increasing the amount thereof), such LC Bank shall be deemed to have sold and transferred to each Related Class B LC Participant, and each such Related Class B LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from such LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Related Class B LC Participant’s Pro Rata Share, in such Class B Letter of Credit, each drawing made thereunder and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Class B Limits or Pro Rata Shares of the Related Class B LC Participants in any Group pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Class B Letters of Credit issued by the LC Bank in such Group and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this clause (d) to reflect the new Pro Rata Shares of the assignor and assignee Related Class B LC Participant or of all Related Class B LC Participants in the applicable Group, as the case may be. In the event that any LC Bank makes any payment under any Class B Letter of Credit and the Borrower shall not have reimbursed such amount in full to such LC Bank pursuant to Section 3.04(a), each Related Class B LC Participant shall be obligated to make Class B Participation Advances with respect to such Class B Letter of Credit in accordance with Section 3.04(c).
SECTION 3.03. Requirements For Issuance of Letters of Credit. The Borrower shall authorize and direct each LC Bank to name the Borrower, an Originator or an Affiliate of an Originator as the “Applicant” or “Account Party” of each Letter of Credit.
SECTION 3.04. Disbursements, Reimbursement.
(a)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable LC Bank will promptly notify the Administrative Agent and the Borrower of such request. The Borrower shall reimburse (such obligation to reimburse the applicable LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the applicable LC Bank in an amount equal to the amount so paid by such LC Bank

(i) prior to 2:00 p.m. (New York City time), on each date that an amount is paid by such LC Bank under any Letter of Credit (each such date, a “Drawing Date”), if Borrower shall have received notice of such drawing prior to 11:00 a.m. (New York City time) on such Drawing Date or (ii) prior to 11:00 a.m. (New York City time), on the Business Day immediately following such Drawing Date (or the date on which the Borrower shall have received such notice), if the Borrower shall have received notice of such drawing on or after 11:00 a.m. (New York City time), on such Drawing Date (or such other date). Available funds on deposit in the LC Collateral Account with respect to the related LC Bank may be applied by the Administrative Agent to satisfy the Reimbursement Obligation in respect of such drawing or a portion thereof related to such LC Bank; provided, that the Administrative Agent may not apply amounts that are then on deposit in the LC Collateral Account for an LC Bank to satisfy Reimbursement Obligations related to Letters of Credit issued by a different LC Bank. In the event the Borrower fails to reimburse the applicable LC Bank for the full amount of any drawing under any Letter of Credit as and when required in accordance with the immediately preceding sentence (including because the conditions precedent to a Loan requested by the Borrower pursuant to Section 2.01 shall not have been satisfied), the applicable LC Bank will promptly notify each Related Class A LC Participant or Related Class B LC Participant, as applicable, thereof. Any notice given by an LC Bank pursuant to this Section may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.
(b)    Each Related Class A LC Participant shall upon any notice pursuant to clause (a) above make available to the applicable LC Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing with respect to any Class A Letter of Credit (a “Class A Participation Advance”), whereupon the Related Class A LC Participants shall each be deemed to have made a Class A Loan to the Borrower in that amount. If any Related Class A LC Participant so notified fails to make available to the applicable LC Bank the amount of such Related Class A LC Participant’s Pro Rata Share of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Related Class A LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such Related Class A LC Participant makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The applicable LC Bank will promptly give notice to each Related Class A LC Participant of the occurrence of the Drawing Date, but failure of the applicable LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any Related Class A LC Participant to effect such payment on such date shall not relieve such Related Class A LC Participant from its obligation under this clause (b). Each Related Class A LC Participant’s Commitment shall continue until the last to occur of any of the following events: (A) the LC Bank in its Group ceases to be obligated to issue or cause to be issued Class A Letters of Credit hereunder, (B) no Class A Letter of Credit issued hereunder by the LC Bank in its Group remains outstanding and uncancelled or (C) all Credit Parties have been fully reimbursed for all payments made under or relating to Class A Letters of Credit.
(c)    Each Related Class B LC Participant shall upon any notice pursuant to clause (a) above make available to the applicable LC Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing with respect to any Class B Letter of Credit (a “Class B Participation Advance”), whereupon the Related Class B LC Participants shall each be deemed to have made a Class B Loan to the Borrower in that amount. If any

Related Class B LC Participant so notified fails to make available to the applicable LC Bank the amount of such Related Class B LC Participant’s Pro Rata Share of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Related Class B LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such Related Class B LC Participant makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The applicable LC Bank will promptly give notice to each Related Class B LC Participant of the occurrence of the Drawing Date, but failure of the applicable LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any Related Class B LC Participant to effect such payment on such date shall not relieve such Related Class B LC Participant from its obligation under this clause (c). Each Related Class B LC Participant’s obligation hereunder shall continue until the last to occur of any of the following events: (A) the LC Bank in its Group ceases to be obligated to issue or cause to be issued Class B Letters of Credit hereunder, (B) no Class B Letter of Credit issued hereunder by the LC Bank in its Group remains outstanding and uncancelled or (C) all Credit Parties have been fully reimbursed for all payments made under or relating to Class B Letters of Credit.
SECTION 3.05. Repayment of Participation Advances.
(a)    Upon (and only upon) receipt by an LC Bank for its account of immediately available funds from or for the account of the Borrower (i) in reimbursement of any payment made by such LC Bank under a Letter of Credit with respect to which any Related LC Participant has made a Participation Advance to such LC Bank or (ii) in payment of Interest on the Loans made or deemed to have been made in connection with any such draw, such LC Bank will pay to each Related Class A LC Participant or Related Class B LC Participant, as applicable, ratably (based on the outstanding drawn amounts funded by each such Related LC Participant in respect of such Letter of Credit), in the same funds as those received by such LC Bank; it being understood, that such LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any Related LC Participant.
(b)    If an LC Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to such LC Bank pursuant to this Agreement in reimbursement of a payment made under a Class A Letter of Credit or Class B Letter of Credit or interest or fee thereon, each Related Class A LC Participant or Related Class B LC Participant, as applicable, shall, on demand of such LC Bank, forthwith return to such LC Bank the amount of its Pro Rata Share of any amounts so returned by such LC Bank plus interest at the Federal Funds Rate, from the date the payment was first made to such Related LC Participant through, but not including, the date the payment is returned by such Related LC Participant.
(c)    If any Letters of Credit are outstanding and undrawn on the Termination Date, each LC Collateral Account shall be funded from Collections (or, in the Borrower’s sole discretion, by other funds available to the Borrower) in an amount equal to the aggregate undrawn face amount of such Letters of Credit issued by the related LC Bank plus all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the LC Banks, the “LC Fee Expectation”).

SECTION 3.06. Documentation; Documentary and Processing Charges. The Borrower agrees to be bound by the terms of the Letter of Credit Application and by the applicable LC Bank’s interpretations of any Letter of Credit issued for the Borrower and by the applicable LC Bank’s written regulations and customary practices relating to letters of credit, though the applicable LC Bank’s interpretation of such regulations and practices may be different from the Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. No LC Bank shall be liable for any error, breach, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. In addition to any other fees or expenses owing under the Fee Letter or any other Transaction Document or otherwise pursuant to any Letter of Credit Application, the Borrower shall pay to the applicable LC Bank for its own account any customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable LC Bank relating to letters of credit as from time to time in effect. Such customary fees shall be due and payable upon demand and shall be nonrefundable.
SECTION 3.07. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
SECTION 3.08. Nature of Participation and Reimbursement Obligations. Each Related LC Participant’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit issued by the LC Bank in its Group, and the obligations of the Borrower to reimburse the applicable LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and under all circumstances, including the following circumstances:
(i)    any set-off, counterclaim, recoupment, defense or other right which such Related LC Participant may have against the related LC Bank, the other Credit Parties, the Borrower, the Servicer, an Originator, Marathon or any other Person for any reason whatsoever;
(ii)    the failure of the Borrower or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;
(iii)    any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which the Borrower, Marathon, the Servicer, an Originator or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against the related LC Bank, or any other Credit Party or any other Person for any reason whatsoever;

(iv)    any claim of breach of warranty that might be made by the Borrower, an Originator or any Affiliate thereof, the related LC Bank, or any LC Participant against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Borrower, the Servicer, the related LC Bank or any LC Participant may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the related LC Bank, any other Credit Party or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Affiliates of the Borrower and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrative Agent or the related LC Bank has been notified thereof;
(vi)    payment by the related LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by the related LC Bank or any of the related LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Borrower;
(ix)    any Material Adverse Effect;
(x)    any breach of this Agreement or any other Transaction Document by any party thereto;
(xi)    the occurrence or continuance of an Insolvency Proceeding with respect to the Borrower, Marathon, any Originator or any Affiliate thereof;
(xii)    the fact that an Event of Default or an Unmatured Event of Default shall have occurred and be continuing;
(xiii)    the fact that this Agreement or the obligations of the Borrower or the Servicer hereunder shall have been terminated; and
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION 3.09. Indemnity. In addition to other amounts payable hereunder, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each LC Bank, each LC Participant, each other Credit Party and each of the LC Banks’ Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrative Agent, any LC Bank, any LC Participant, any other Credit Party or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from the bad faith, gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 3.09 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
SECTION 3.10. Liability for Acts and Omissions. As between the Borrower, on the one hand, and the Administrative Agent, the LC Banks, the LC Participants, and the other Credit Parties, on the other, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the LC Banks, the LC Participants, or any other Credit Party shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if any LC Bank, any LC Participant or any other Credit Party shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent, the LC Banks, the LC Participants, and the other Credit Parties, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. In no event shall the Administrative Agent, the LC Banks, the LC Participants, or the other Credit Parties or their respective Affiliates, be liable to the Borrower or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, the Administrative Agent, the LC Banks, the LC Participants, and the other Credit Parties and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the related LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, the LC Banks, the LC Participants, or the other Credit Parties or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by an LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put such LC Bank under any resulting liability to the Borrower, any Credit Party or any other Person; provided that the foregoing shall not be construed to excuse an LC Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such LC Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an LC Bank (as finally determined by a court of competent jurisdiction), such LC Bank shall be deemed to have exercised care in each such determination.
ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS
SECTION 4.01. Settlement Procedures.
(a)    The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent at any time while an Event of Default has occurred and is continuing, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Borrower or received in any Lock-Box or Collection Account; provided, however, that (i) so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Borrower from such Collections the amount (if any) necessary to pay (A) the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Receivables Sale Agreement or (B) amounts owing by the Borrower to the Originators under the Subordinated Notes (each such release, a “Release”) and (ii) amounts held in trust by the Servicer pursuant to this Section 4.01(a) may be commingled with other funds of the Servicer in one or more accounts of the Servicer or an Affiliate thereof that does not constitute a Collection Account (unless otherwise requested by the Administrative Agent at any time while an Event of Default has occurred and is continuing); provided, further, that any such commingling shall not derogate from the Borrower’s or the Servicer’s indemnification obligations with respect to commingling pursuant to Sections 13.01 and 13.02. On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:
(i)    first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);
(ii)    second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest, Fees and Breakage Fees due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;
(iii)    third, as set forth in clause (x), (y) or (z) below, as applicable:
(x)    prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date: (I) first, to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0) and (II) second, to the LC Collateral Accounts (ratably, based on the LC Bank Adjusted LC Participation Amount of each LC Bank at such time), in reduction of the Adjusted LC Participation Amount, in an amount equal to the amount necessary (after giving effect to clause (I) above) to reduce the Borrowing Base Deficit to zero ($0);
(y)    on and after the occurrence of the Termination Date: (I) first, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of such Lender at such time and (II) second, to the LC Collateral Accounts (ratably, based on the LC Bank Adjusted LC Participation Amount of each LC Bank at such time) (A) the amount necessary to reduce the Adjusted LC Participation Amount to zero ($0) and (B) an amount equal to the LC Fee Expectation at such time (or such portion thereof not currently on deposit in the LC Collateral Accounts); or
(z)    prior to the occurrence of the Termination Date, at the election of the Borrower and in accordance with Section 2.02(d), to each Lender for the payment of all or any portion of the outstanding Capital of the Lenders at such time (ratably, based on the aggregate outstanding Capital of each Lender at such time);
(iv)    fourth, to the Credit Parties that are then members of an Exiting Group (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to such Credit Parties;
(v)    fifth, to the Credit Parties, the Affected Persons and the Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to the Credit Parties, the Affected Persons and the Indemnified Parties; and
(vi)    sixth, the balance, if any, to be paid to the Borrower for its own account.
(b)    All payments or distributions to be made by the Servicer, the Borrower and any other Person to the Lenders (or their respective related Affected Persons and the Indemnified Parties), the LC Banks and the LC Participants hereunder shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Lenders, the LC Banks, LC Participants, Affected Persons and the Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Lenders, the LC Banks, the LC Participants, Affected Persons and the Indemnified Parties within its Group in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.
(c)    If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.

(d)    For the purposes of this Section 4.01:
(i)    if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Borrower, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between the Borrower or any Affiliate of the Borrower, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor (any such reduction or adjustment, a “Reduction”), the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such Reduction and, to the extent that a Borrowing Base Deficit exists immediately after giving effect to such Reduction or if such Reduction occurs on or after the Termination Date or at any time when an Event of Default has occurred and is continuing, the Borrower shall within two (2) Business Days following actual knowledge of an Authorized Officer of a Borrower Party or notice thereof from the Administrative Agent pay any and all such amounts in respect thereof to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a);
(ii)    if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full and, to the extent that a Borrowing Base Deficit exists immediately after giving effect to such breach or if such breach occurs on or after the Termination Date or at any time when an Event of Default has occurred and is continuing, the Borrower shall within two (2) Business Days following actual knowledge of an Authorized Officer of a Borrower Party or notice thereof from the Administrative Agent pay the amount of such deemed Collection to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”); and
(iii)    except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables.
SECTION 4.02. Payments and Computations, Etc.
(a)    Timing of Payments. All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the applicable Group Agent’s Account.

(b)    Interest on Unpaid Amounts. Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount (other than any Capital) not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.50% per annum above the Base Rate, payable on demand.
(c)    Computational Conventions. All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
(d)    Application by Currency. In making the distributions and payments out of Collections hereunder and in setting aside and reserving Collections for future distributions and payments hereunder (including distributions and payments in respect of Releases, Capital, Interest and fees), the Servicer shall, to the extent Collections are available therefor and subject to any applicable priorities of payment set forth herein, (i) first, apply Collections received in a particular currency to amounts distributable or payable in such currency, and (ii) second, to the extent that Collections received in a particular currency are not sufficient to distribute, pay, set aside or reserve for amounts distributable or payable in such currency, apply any excess Collections received in another currency to such amounts.
(e)    Conversions of Currencies.If on any Settlement Date or any other day a payment is due and payable hereunder it is necessary for funds in one currency to be converted into any other currency in order to make any payment required to be made hereunder, the Borrower shall (or shall cause the Servicer to) solicit an offer quotation from at least one (1) foreign exchange dealer that the Administrative Agent has previously indicated is reasonably acceptable for effecting such exchange and, if the Borrower elects to solicit more than quotation, shall select the quotation which provides for the best exchange rate. The Borrower or the Servicer on its behalf shall effect such exchange on such Settlement Date or other day, as the case may be.
ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST
SECTION 5.01. Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;
(ii)    subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is sought under Section 5.03, (B) Taxes described in clause (b), (c) or (d) of the definition of Excluded

Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Program Support Agreement, any Loan or any Letter of Credit or participation therein or (B) affecting its obligations or rights to make Loans or issue or participate in Letters of Credit;
and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Lender hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) funding or maintaining any Loan or issuing or participating in, any Letter of Credit (or interests therein) or (C) maintaining its obligation to fund or maintain any Loan or issuing or participating in, any Letter of Credit, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Group Agent), subject to clause (d) below, the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered; provided that such Affected Person is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Affected Person has the right under such similar credit facilities to do so) with respect to such Change in Law.
(b)    Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document or related Program Support Agreement, (C) the Loans, Letters of Credit or participations in Letters of Credit, made or issued by such Affected Person or (D) any Capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person (or its Group Agent), subject to clause (d) below, the Borrower will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge; provided that such Affected Person is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Affected Person has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(c)    Adoption of Changes in Law. The Borrower acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document or Program Support Agreement), and may commence allocating charges to or seeking compensation from the Borrower under this Section 5.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Borrower agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 5.01, without regard to whether such effective date has occurred.
(d)    Certificates for Reimbursement. A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section, including a reasonably detailed summary of the basis for compensation and a calculation of such amount or amounts, and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate.
(e)    Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 5.02. Funding Losses.
(a)    The Borrower will pay each Lender all Breakage Fees.
(b)    A certificate of a Lender (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Lender, as specified in clause (a) above, including a reasonably detailed summary of the basis for compensation and a calculation of such amount or amounts, and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Lender the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate.
SECTION 5.03. Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment to a Credit Party, Affected Person or Indemnified Party, then the Borrower or the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Credit Party, Affected Person or Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.
(c)    Indemnification by the Borrower. The Borrower shall indemnify each Affected Person, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and within twenty (20) days after notice by the Administrative Agent or any Affected Person (or its related Group Agent), the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority (or to the Administrative Agent or such Affected Person if such Taxes have already been paid to the relevant taxing authority or Governmental Authority); provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender (other than the Conduit Lenders) shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender, its Related Conduit Lender or any of their respective Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender, its Related Conduit Lender or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, its Related Conduit Lender or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error. Each Lender (other than the Conduit Lenders) hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, its Related Conduit Lender or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender, its Related Conduit Lender or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    a Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Lender) from time to time upon the reasonable request of the Borrower or the Administrative Agent, whichever of the following is applicable:
(1)    in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of Internal Revenue Service Form W-8ECI;
(3)    in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or
(4)    to the extent such Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and
(C)    any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(g)    Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.
(i)    Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(j)    Certain Authorizations. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.03.
(k)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (k) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (k), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (k) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
SECTION 5.04. Mitigation. Notwithstanding anything herein to the contrary, if (i) an Affected Person requests a material amount of compensation under Section 5.01, (ii) the Borrower is required to pay any material amount to any Affected Person or any Governmental Authority for the account of any Lender, LC Participant or the Administrative Agent pursuant to Section 5.03, (iii) an Affected Person makes a demand pursuant to Section 5.03 for payment of an amount which is material or (iv) an Affected Person is required to compensate an Affected Person in respect of any such occurrence under Section 5.01 by an amount which is material, then such Affected Person shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office (if such Affected Person has multiple lending offices) for funding and booking its Loan or liquidity requirements related thereto or to assign its rights and obligations hereunder to any other of its offices, branches or affiliates (if such Affected Person has multiple offices, branches or lending affiliates, as applicable), if, in the judgment of such Affected Person, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future, and (B) in each case, would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Affected Person in connection with any such designation or assignment and delegation within 30 days following the written request of such Affected Person (accompanied by reasonable back-up documentation relating thereto).
SECTION 5.05. Inability to Determine SMIR; Change in Legality. Subject to clauses (a), (b), (c), (d) and (e) of Section 5.07 if:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) at any time that adequate and reasonable means do not exist for ascertaining the applicable SMIR or Daily Simple SOFR; or
(b)    the Administrative Agent is advised by the Majority Group Agents that, at any time, SMIR or Daily Simple SOFR will not adequately and fairly reflect the cost to such Majority Group Agents (or Group Agent) of making or maintaining their Loans included in any SMIR Borrowing;
the Administrative Agent shall forthwith give notice thereof to the Borrower and the Group Agents, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) any request for the conversion of any Loan to, or continuation of any Loan as, a Loan bearing interest at SMIR (including any such conversion or continuation arising from the repurchase provisions of Section 2.02 hereof) and (B) any request for a Loan that is bearing interest at SMIR shall instead be deemed to be a notice or a Loan Request, as applicable, for (1) a Loan bearing interest at the rate based on Daily Simple SOFR, so long as Daily Simple SOFR is not also the subject of Section 5.05(a) or Section 5.05(b) above or (2) a Loan bearing interest at the Base Rate, if Daily Simple SOFR is also the subject of Section 5.05(a) or Section 5.05(b) above; provided that if the circumstances giving rise to such notice affect only one type of Loan, then all other types of Loans shall be permitted. Furthermore, if any Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 5.05 with respect to SMIR, then until (x) the Administrative Agent notifies the Borrower and the Group Agents that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new notice in accordance with the terms of Section 2.02 or a new Loan Request in accordance with the terms of Section 2.02, any Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (1) a Loan bearing interest at the rate based on Daily Simple SOFR, so long as Daily Simple SOFR is not also the subject of Section 5.05(a) or Section 5.05(b) above or (2) a Loan bearing interest at the Base Rate if Daily Simple SOFR also is the subject of Section 5.05(a) or Section 5.05(b) above, on such day.
SECTION 5.06. Security Interest.
(a)    As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes, Virtual Accounts and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Receivables Sale Agreement, (vi) all other personal and fixture property or assets of the Borrower of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.
The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.
SECTION 5.07. Benchmark Replacement.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under the other Transaction Documents in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under the other Transaction Documents in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Group Agents without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Group Agents comprising the Majority Group Agents.
(b)    Benchmark Replacement Conforming Changes. Notwithstanding anything to the contrary herein, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent agrees to provide, promptly following the effectiveness thereof, a copy of any such amendments to the Group Agents and the Borrower.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Group Agents of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Group Agent (or group of Group Agents) pursuant to this Section 5.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 5.07.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may, modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any Loan Request for, conversion to or continuation of Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any Loan Request into a request for a Loan of or conversion to a Loan bearing interest at (A) Daily Simple SOFR so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) the Base Rate if Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to SMIR, then until such time as a Benchmark Replacement is implemented pursuant to this Section 5.07, any Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (1) a Loan bearing interest at the rate based on Daily Simple SOFR, so long as Daily Simple SOFR is not also the subject of a Benchmark Transition Event or (2) a Loan bearing interest at the Base Rate if Daily Simple SOFR also is the subject of a Benchmark Transition Event.
ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS
SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Restatement Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Restatement Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.
SECTION 6.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Restatement Date shall be subject to the conditions precedent that:
(a)    in the case of a Loan, the Borrower shall have delivered to the Administrative Agent and each Group Agent a Loan Request for such Loan, and in the case of a Letter of Credit, the Borrower shall have delivered to the Administrative Agent, each Group Agent and the applicable LC Bank, a Letter of Credit Application and an LC Request, in each case, in accordance with Section 2.02(a) or Section 3.02(a), as applicable;
(b)    the Servicer shall have delivered to the Administrative Agent and each Group Agent (i) all Monthly Reports and all Interim Reports required to be delivered hereunder and (ii) the most recent Monthly Report, if any, that was not delivered hereunder as a result of satisfying the Monthly Report Omission Conditions, which Monthly Report shall include calculations required for each of the prior calendar months referenced therein;
(c)    the conditions precedent to such Credit Extension specified in Section 2.01(a)(i) through (iv), Section 2.01(b)(i) through (iii), Section 3.01(a) and 3.01(b), as applicable, shall be satisfied;
(d)    on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)    the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 (other than Section 7.02(k)(ii) which is made solely on the Restatement Date and during a Level 2 Ratings Period or Level 3 Ratings Period as of the last day of each fiscal quarter of Marathon) are true and correct in all material respects on and as of the date of such Credit Extension (unless such representation or warranty refers to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date), except that the materiality standard in this clause (i) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on the absence of a Material Adverse Effect by its express terms;
(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;
(iii)    to the actual knowledge of each Authorized Officer of the Borrower, no Borrowing Base Deficit exists or would exist immediately after giving effect to such Credit Extension; and

(iv)    the Termination Date has not occurred.
SECTION 6.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Restatement Date shall be subject to the conditions precedent that:
(a)    after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest, Fees and Breakage Fees, in each case, through the date of such Release, (y) the amount of any Borrowing Base Deficit and (z) the amount of all other accrued and unpaid Borrower Obligations through the date of such Release;
(b)    the Borrower shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Receivables Sale Agreement and amounts owing by the Borrower to the Originators under the Subordinated Notes; and
(c)    on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)    the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 (other than Section 7.02(k)(ii) which is made solely on the Restatement Date and during a Level 2 Ratings Period or Level 3 Ratings Period as of the last day of each fiscal quarter of Marathon) are true and correct in all material respects on and as of the date of such Release as though made on and as of such date (unless such representation or warranty refers to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date), except that the materiality standard in this clause (i) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on the absence of a Material Adverse Effect by its express terms;
(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Release;
(iii)    no Borrowing Base Deficit exists or would exist immediately after giving effect to such Release; and
(iv)    the Termination Date has not occurred.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES
SECTION 7.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to each Credit Party as of the Restatement Date, on each Settlement Date and on each day that a Credit Extension or Release shall have occurred:

(a)    Corporate Existence and Power. The Borrower is a limited liability company, duly organized, validly existing, organized solely and in good standing under the laws of its state of organization. The Borrower is duly qualified to do business and is in good standing as a foreign limited liability company and has and holds all limited liability company power, and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to do would not reasonably be expected to result in a Material Adverse Effect. The Borrower constitutes a “registered organization” (within the meaning of Section 9-102(a) of the UCC) of its state of organization.
(b)    Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Borrower of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, the Borrower’s use of the proceeds of Credit Extensions made hereunder are within its limited liability company powers and authority, and have been duly authorized by all necessary limited liability company action on its part. This Agreement and each other Transaction Document to which the Borrower is a party has been duly executed and delivered by the Borrower.
(c)    No Conflict. The execution and delivery by the Borrower of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder (i) do not contravene or violate (A) its certificate of formation or its operating agreement, or other organizational documents, (B) any law, rule or regulation applicable to it, (C) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and (ii) do not result in the creation or imposition of any Adverse Claim on assets of the Borrower or its Subsidiaries (except as created hereunder, under the Receivables Sale Agreement, under the Receivables Transfer Agreement (Canada) or under the Receivables Transfer Agreement (U.S.)); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(d)    Governmental Authorization. Other than (i) the filing of the financing statements required hereunder, under the Receivables Sale Agreement, under the Receivables Transfer Agreement (Canada) or under the Receivables Transfer Agreement (U.S.), (ii) reports, if any, required to be filed by Marathon with the SEC pursuant to the Exchange Act and (iii) such authorizations, approvals, notices, filings or other actions as have been obtained, made or taken prior to the date hereof, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution and delivery by the Borrower of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
(e)    Actions, Suits. There are no actions, suits or proceedings pending, or to the knowledge of any officer of the Borrower, threatened, against or affecting the Borrower, or any of its properties, in or before any court, arbitrator or other body as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

(f)    Binding Effect. This Agreement and each other Transaction Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)    Accuracy of Information. No written reports, financial statements, certificates or other written information, including, without limitation, any Loan Request, LC Request, Letter of Credit Application, Monthly Report, Weekly Report or Daily Report (collectively, the “Information”) furnished by or on behalf of the Borrower to the Administrative Agent, any Group Agent or any Lender in connection with the negotiation of this Agreement, any other Transaction Document, any transaction contemplated hereby or thereby or otherwise delivered hereunder or thereunder (as modified or supplemented by other Information so furnished) contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (in each case, after giving effect to all supplements and updates theretofore provided); provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time and provided, further, that no Monthly Report, Weekly Report or Daily Report furnished to the Administrative Agent will be deemed to have contained any material misstatement of fact, or to have omitted any material fact necessary to make statements therein, in light of circumstances under which they were made, not misleading, as of the date it is furnished if (i) the Borrower subsequently amends, supplements or otherwise modifies such Monthly Report, Weekly Report or Daily Report to correct an unintentional error, omission, miscalculation or other inaccuracy contained therein, (ii) such amended, supplemented or otherwise modified Monthly Report, Weekly Report or Daily Report is furnished to the Administrative Agent as soon as reasonably practicable after (but in any event within ten (10) calendar days of) an Authorized Officer of the Borrower’s actual knowledge of the related unintentional error, omission, miscalculation or other inaccuracy, and (iii) as so amended, supplemented or modified, such Monthly Report, Weekly Report or Daily Report does not result in or otherwise show a Borrowing Base Deficit or trigger an Event of Default pursuant to Section 10.01(f) for any relevant period.
(h)    Use of Proceeds. No proceeds of any Credit Extension hereunder will be used (i) to purchase or carry “margin stock” as defined in Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or in a manner that violates any such regulation or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Exchange Act.
(i)    Good Title. The Borrower is the legal and beneficial owner of the Pool Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except for (a) any Adverse Claim created under this Agreement, under the Receivables Sale

Agreement, under the Receivables Transfer Agreement (Canada) or under the Receivables Transfer Agreement (U.S.) and (b) Permitted Liens. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC or the PPSA (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s ownership interest in each Pool Receivable and, to the extent that a security interest therein may be perfected by the filing of such financing statements, in its Collections and the Related Security.
(j)    Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, transfer to the Administrative Agent a valid and perfected first priority security interest in each Pool Receivable and, to the extent that a security interest therein may be perfected by the filing of such financing statements, in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except for (a) any Adverse Claim created under this Agreement, under the Receivables Sale Agreement, under the Receivables Transfer Agreement (Canada) or under the Receivables Transfer Agreement (U.S.) and (b) Permitted Liens. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC or the PPSA (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s security interest in the Pool Receivables, the Related Security and the Collections. The Borrower has not, within a period of one year prior to the date hereof, (i) changed the location of its principal place of business or chief executive office or its organizational structure, (ii) changed its legal name, (iii) changed its “location” (within the meaning of Section 9-307 of the UCC as in effect in all applicable jurisdictions), or (iv) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC as in effect in all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person.
(k)    Places of Business and Locations of Records. The principal places of business and chief executive office of the Borrower and the offices where it keeps all of its Records are located at the address(es) listed on Schedule IV or such other locations of which the Administrative Agent has been notified in accordance with Section 8.02(a). The Borrower’s Federal Employer Identification Number is correctly set forth on Schedule IV.
(l)    Collections. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Borrower at each Collection Bank and the post office box number of each Lock-Box, are listed on Schedule II (as such Schedule II may be amended or supplemented from time to time by the Borrower by delivery of a new Schedule II to the Administrative Agent). The Borrower has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, dominion or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions or as defined in the PPSA of all applicable jurisdictions) of, or the right to give instructions with respect to the disposition of funds, without the consent of any other Person, with respect to any Lock-Box or Collection Account, or the right to take dominion or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions or as defined in the PPSA of all applicable jurisdictions) of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event. The Administrative Agent has a valid and perfected first priority security interest in each Lock-Box and Collection Account. All Collections being remitted to a Virtual Account are being deposited directly into a Collection Account.Each Virtual Account is associated with a JPM Collection Account but does not itself constitute a separate bank account.Payments may be made to and from the JPM Collection Accounts, which may be reflected in an associated Virtual Account, but no transfer of funds occurs into or out of a Virtual Account.
(m)    Material Adverse Effect. (i) The Borrower has heretofore furnished to the Administrative Agent and the Group Agents Marathon’s consolidated or combined balance sheet and consolidated or combined statements of income, comprehensive income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2025, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Marathon and its consolidated Subsidiaries as of such date and for such period on a consolidated basis in accordance with GAAP.
(ii)    Since the date of its formation, no event, condition or other circumstance in respect of the Borrower has occurred or exists that would have a Material Adverse Effect on the Borrower.
(n)    Names. In the past five (5) years, (i) the Borrower has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and (ii) the Borrower has not been organized in any jurisdiction other than the State of Delaware.
(o)    Ownership of the Borrower. MPC LP directly owns 100% of the issued and outstanding Equity Interests of the Borrower, free and clear of any Adverse Claim, other than Permitted Liens. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire Equity Interests of the Borrower.
(p)    Investment Company Act; Volcker Rule. The Borrower is neither (i) an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended, nor (ii) a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder. In determining that the Borrower is not a covered fund, the Borrower is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act of 1940, as amended.
(q)    Compliance with Law. The Borrower has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation would not reasonably be expected to have a Material Adverse Effect.
(r)    Compliance with Credit and Collection Policy. The Borrower has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change in or material amendment to such Credit and Collection Policy, except such change or amendment as to which the Administrative Agent has been notified and any necessary consents have been obtained in accordance with Section 8.01(b)(vi).

(s)    Payments to Originators. With respect to each Receivable transferred to the Borrower under the Receivables Sale Agreement or to MPC LP under the Receivables Transfer Agreement (Canada) or under the Receivables Transfer Agreement (U.S.), the applicable Originator has received reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under (x) the Receivables Sale Agreement or the Receivables Transfer Agreement (U.S.), as applicable, is or may be voidable as a fraudulent transfer under Section 547 of the Federal Bankruptcy Code or a voidable preference under Section 548 of the Federal Bankruptcy Code or (y) the Receivables Transfer Agreement (Canada) is or may be voidable as a fraudulent conveyance or preference under applicable law.
(t)    Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(u)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Balance as of any date is an Eligible Receivable as of such date.
(v)    Net Receivables Balance. To the actual knowledge of each Authorized Officer of the Borrower, no Borrowing Base Deficit exists.
(w)    Accounting. The Borrower treats the transactions contemplated by the Receivables Sale Agreement as sales and/or capital contributions and the transactions contemplated by the Receivables Transfer Agreement (Canada), the Receivables Transfer Agreement (U.S.) as sales, for all purposes, including, without limitation, accounting purposes; provided, however, that the consolidated financial statements of Marathon and the Borrower are prepared in accordance with GAAP and, as a result of the consolidation required by GAAP, the transfers shall be reflected as a financing by Marathon in its consolidated financial statements, and the Borrower, in respect of financial statements that are prepared on or after the date of this Agreement, (i) has made appropriate notations in any such consolidated financial statements (or in the accompanying notes) to indicate that the Borrower is a separate legal entity from Marathon and to indicate that the assets and credit of the Borrower are not available to satisfy the debts and obligations of Marathon and (ii) has listed the assets of the Borrower separately on any balance sheet of the Borrower prepared on a standalone basis.
(x)    No Event of Default. No event has occurred and is continuing that constitutes an Event of Default or an Unmatured Event of Default.
(y)    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Borrower (i) is not “insolvent” (as such term is defined in the Federal Bankruptcy Code), (ii) is able to pay its debts as they become due and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it reasonably expects to engage.
(z)    Taxes. The Borrower has filed or caused to be filed all material Tax returns and reports required to have been filed by it and has paid or caused to be paid all material Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves.
(aa)    ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect.
(bb)    Subsidiaries; Business. In the case of the Borrower, (i) it has no Subsidiaries, (ii) since its formation, it has conducted no business other than entering into and performing its obligations under the Transaction Documents to which it is a party and such other activities incidental to the foregoing and (iii) the Transaction Documents to which it is a party are the only agreements to which it is a party.
(cc)    Policies and Procedures. Policies and procedures have been implemented and maintained by or on behalf of the Borrower that are designed to achieve, in the reasonable business judgment of the Borrower, compliance by the Borrower and its Subsidiaries and Affiliates and their respective directors, officers, employees and agents (acting in their capacity as agent for the Borrower) with applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, its Affiliates, officers, employees, directors and agents are in compliance with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions in all material respects.
(dd)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. (i) None of the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, their respective Affiliates, directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (ii) none of the Borrower or any of its Subsidiaries is organized or resident in a Sanctioned Country, and (iii) the Borrower has not violated or been found in violation of any Anti-Corruption Laws, Anti-Terrorism Laws or of any Sanctions.
(ee)    Proceeds. No proceeds received by the Borrower or any of its Subsidiaries or Affiliates in connection with any Credit Extension hereunder will be used by the Borrower or any of its Subsidiaries or Affiliates in any manner that will violate Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.
(ff)    Beneficial Ownership Rule. The Borrower is an entity (other than a bank) whose common stock or analogous Equity Interests are listed on the New York Stock Exchange or the American Stock Exchange or have been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange (as used in this clause, a “listed entity”) or that is organized under the laws of the United States or of any state and at least 51 percent of whose common stock or analogous Equity Interest is owned by a listed entity and is excluded on that basis from the definition of Legal Entity Customer as defined in the Beneficial Ownership Rule.

(gg)    Tax Status. The Borrower (i) is, and has at all relevant times been, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and has not at any relevant time been an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes. The Borrower is not subject to any material Tax in any jurisdiction outside the United States or subject to any material amount of Taxes imposed by a state or local taxing authority.
(hh)    Opinions. The facts regarding the Borrower, the Servicer, each Originator, Marathon, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(ii)    Outbound Investment Rules. The Borrower is not a “covered foreign person” as that term is used in the Outbound Investment Rules. The Borrower does not currently engage, or has any present intention to engage in the future, directly or indirectly, in (a) a “prohibited transaction”, as such term is defined in the Outbound Investment Rules, or (b) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.
SECTION 7.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Credit Party (i) other than with respect to Section 7.02(k)(ii), as of the Restatement Date, on each Settlement Date and on each day on which a Credit Extension or Release shall have occurred and (ii) solely with respect to Section 7.02(k)(ii), as of the Restatement Date and solely during a Level 2 Ratings Period or Level 3 Ratings Period as of the last day of each fiscal quarter of Marathon:
(a)    Existence and Power. The Servicer is a limited partnership, duly organized, validly existing, organized solely and in good standing under the laws of its state of organization. The Servicer is duly qualified to do business and is in good standing as a foreign limited partnership, and has and holds all limited partnership power, and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to so qualify or be in good standing or the failure to so have or hold would not reasonably be expected to have a Material Adverse Effect.
(b)    Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, are within its limited partnership powers and authority, and have been duly authorized by all necessary limited partnership action, on its part. This Agreement and each other Transaction Document to which the Servicer is a party has been duly executed and delivered by the Servicer.
(c)    No Conflict. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder (i) do not contravene or violate (A) its certificate of limited partnership, or its partnership agreement, or other organizational documents, (B) any law, rule or regulation applicable to it, (C) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, except, in the case of clauses (B), (C) and (D), where such contravention or violation would not reasonably be expected to have a Material Adverse Effect and (ii) do not result in the creation or imposition of any Adverse Claim on assets of the Servicer or its Subsidiaries (except as created hereunder, under the Receivables Sale Agreement, under the Receivables Transfer Agreement (Canada) or under the Receivables Transfer Agreement (U.S.)); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(d)    Governmental Authorization. Other than (i) the filing of the financing statements required hereunder, under the Receivables Sale Agreement, under the Receivables Transfer Agreement (Canada) or under the Receivables Transfer Agreement (U.S.), (ii) reports, if any, required to be filed by Marathon with the SEC pursuant to the Exchange Act and (iii) such authorizations, approvals, notices, filings or other actions as have been obtained, made or taken prior to the date hereof, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
(e)    Actions, Suits. (i) There are no actions, suits or proceedings pending, or to the knowledge of any officer of Servicer, threatened, against or affecting Servicer, or any of its properties, in or before any court, arbitrator or other body, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and (ii) the Servicer is not in default with respect to any order of any Governmental Authority, which default would reasonably be expected to result in a Material Adverse Effect.
(f)    Binding Effect. This Agreement and each other Transaction Document to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer enforceable against the Servicer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)    Accuracy of Information. No written reports, financial statements, certificates or other written information, including, without limitation, any Monthly Report, Weekly Report or Daily Report (collectively, the “Information”) furnished by or on behalf of the Servicer to the Administrative Agent, any Group Agent or any Lender in connection with the negotiation of this Agreement, any other Transaction Document, any transaction contemplated hereby or thereby or otherwise delivered hereunder or thereunder (as modified or supplemented by other Information so furnished) contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (in each case, after giving effect to all supplements and updates theretofore provided); provided, that with respect to projected financial information, the Servicer represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time and provided, further, that no Monthly Report, Weekly Report or Daily Report furnished to the Administrative Agent will be deemed to have contained any material misstatement of fact, or to have omitted any material fact necessary to make statements therein, in light of circumstances under which they were made, not misleading, as of the date it is furnished if (i) the Servicer subsequently amends, supplements or otherwise modifies such Monthly Report, Weekly Report or Daily Report to correct an unintentional error, omission, miscalculation or other inaccuracy contained therein, (ii) such amended, supplemented or otherwise modified Monthly Report, Weekly Report or Daily Report is furnished to the Administrative Agent as soon as reasonably practicable after (but in any event within ten (10) calendar days of) an Authorized Officer of the Servicer’s actual knowledge of the related unintentional error, omission, miscalculation or other inaccuracy, and (iii) as so amended, supplemented or modified, such Monthly Report, Weekly Report or Daily Report does not result in or otherwise show a Borrowing Base Deficit or trigger an Event of Default pursuant to Section 10.01(f) for any relevant period.
(h)    Use of Proceeds. No proceeds of any Credit Extension hereunder will be used (i) to purchase or carry “margin stock” as defined in Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or in a manner that violates any such regulation or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Exchange Act.
(i)    Places of Business and Locations of Records. The principal places of business and chief executive office of the Servicer and the offices where it keeps all of its Records are located at the address(es) listed on Schedule IV or such other locations of which the Administrative Agent has been notified in accordance with Section 8.02(a).
(j)    Collections. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Borrower at each Collection Bank and the post office box number of each Lock-Box, are listed on Schedule II (as such Schedule II may be amended or supplemented from time to time by the Borrower by delivery of a new Schedule II to the Administrative Agent). The Administrative Agent has a valid and perfected first priority security interest in each Lock-Box and Collection Account. All Collections being remitted to a Virtual Account are being deposited directly into a Collection Account.Each Virtual Account is associated with a JPM Collection Account but does not itself constitute a separate bank account.Payments may be made to and from the JPM Collection Accounts, which may be reflected in an associated Virtual Account, but no transfer of funds occurs into or out of a Virtual Account.
(k)    Material Adverse Effect. (i) The Servicer has heretofore furnished to the Administrative Agent and the Group Agents Marathon’s consolidated or combined balance sheet and consolidated or combined statements of income, comprehensive income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2025, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Marathon and its consolidated Subsidiaries as of such date and for such period on a consolidated basis in accordance with GAAP.
(ii)    Since December 31, 2025, no event, condition or other circumstance in respect of the Servicer has occurred or exists that would have a Material Adverse Effect.
(l)    Ownership of the Borrower. MPC LP directly owns 100% of the issued and outstanding Equity Interests of the Borrower, free and clear of any Adverse Claim, other than Permitted Liens. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire Equity Interests of the Borrower.
(m)    Compliance with Law. The Servicer has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation would not reasonably be expected to have a Material Adverse Effect.
(n)    Compliance with Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change in or material amendment to such Credit and Collection Policy, except such change or amendment as to which the Administrative Agent has been notified and any necessary consents have been obtained in accordance with Section 8.01(b)(vi).
(o)    Payments to Originators. With respect to each Receivable transferred to the Borrower under the Receivables Sale Agreement or to MPC LP under the Receivables Transfer Agreement (Canada) or under the Receivables Transfer Agreement (U.S.), the applicable Originator has received reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under (x) the Receivables Sale Agreement or the Receivables Transfer Agreement (U.S.), as applicable, is or may be voidable as a fraudulent transfer under Section 547 of the Federal Bankruptcy Code or a voidable preference under Section 548 of the Federal Bankruptcy Code or (y) the Receivables Transfer Agreement (Canada) is or may be voidable as a fraudulent conveyance or preference under applicable law.
(p)    Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(q)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Balance as of any date is an Eligible Receivable as of such date.
(r)    Accounting. The Servicer treats the transactions contemplated by the Receivables Sale Agreement as sales and/or capital contributions and the transactions contemplated by the Receivables Transfer Agreement (Canada) and the Receivables Transfer Agreement (U.S.) as sales, for all purposes, including, without limitation, accounting purposes; provided, however, that the consolidated financial statements of Marathon and the Borrower are prepared in accordance with GAAP and, as a result of the consolidation required by GAAP, the transfers shall be reflected as a financing by Marathon in its consolidated financial statements, and the Servicer, in respect of financial statements that are prepared on or after the date of this Agreement, (i) has made appropriate notations in any such consolidated financial statements (or in the accompanying notes) to indicate that the Borrower is a separate legal entity from Marathon and to indicate that the assets and credit of the Borrower are not available to satisfy the debts and obligations of Marathon and (ii) has listed the assets of the Borrower separately on any balance sheet of the Servicer prepared on a standalone basis.
(s)    No Event of Default. No event has occurred and is continuing that constitutes an Event of Default or an Unmatured Event of Default.
(t)    Taxes. The Servicer and its Subsidiaries have filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by them, except, (a) Taxes or the filing of Tax returns or reports that are being contested in good faith by appropriate proceedings and for which Servicer or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(u)    ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect.
(v)    Policies and Procedures. Policies and procedures have been implemented and maintained by or on behalf of the Servicer that are designed to achieve, in the reasonable business judgment of the Servicer, compliance by the Servicer and its Subsidiaries, and, to the knowledge of the Servicer, their respective Affiliates, directors, officers, employees and agents (acting in their capacity as agents for the Servicer and its Subsidiaries, as applicable) with applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Servicer and its Subsidiaries and, to the knowledge of the Servicer, its Affiliates, officers, employees, directors and agents are in compliance with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions in all material respects.
(w)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. (i) None of the Servicer or any of its Subsidiaries, or, to the knowledge of the Servicer, their respective Affiliates, directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (ii) none of the Servicer or any of its Subsidiaries is organized or resident in a Sanctioned Country, and (iii) the Servicer has not violated or been found in violation of any Anti-Corruption Laws, Anti-Terrorism Laws or of any Sanctions.
(x)    Proceeds. No proceeds received by the Servicer or any of its Subsidiaries or Affiliates in connection with any Credit Extension hereunder will be used by the Servicer or any of its Subsidiaries or Affiliates in any manner that will violate Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.
(y)    Opinions. The facts regarding the Borrower, the Servicer, each Originator, Marathon, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(z)    Servicing of Pool Receivables. Since the Closing Date, there has been no material adverse change in the ability of the Servicer to service and collect the Pool Receivables and the Related Security.
(aa)    Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
(bb)    Outbound Investment Rules. The Servicer is not a “covered foreign person” as that term is used in the Outbound Investment Rules. The Servicer does not currently engage, or has any present intention to engage in the future, directly or indirectly, in (a) a “prohibited transaction”, as such term is defined in the Outbound Investment Rules, or (b) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.
ARTICLE VIII

COVENANTS
SECTION 8.01. Affirmative Covenants of the Borrower Parties. At all times from the Closing Date until the Final Payout Date, each Borrower Party covenants, as to itself, as set forth below:
(a)    Payment of Principal and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.
(b)    Financial Reporting. Such Borrower Party will maintain, for itself and, in the case of Servicer, each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Group Agent:
(i)    Annual Reporting. (A) Within ninety (90) days after the end of each fiscal year of Marathon, its audited consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Marathon and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (provided, that the requirements of this Section 8.01(b)(i)(A) with respect to the delivery of financial statements shall be deemed satisfied by publicly filing Marathon’s Form 10-K for such Fiscal Year with the SEC, and such financial statements shall be deemed to have been delivered to each Group Agent and the Administrative Agent under this Section 8.01(b)(i)(A) on the date such Form 10-K has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto or publicly available on Marathon’s website) and (B) within ninety (90) days after the end of each fiscal year of the Borrower, unaudited financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for the Borrower for such fiscal year certified, in a manner reasonably acceptable to the Administrative Agent by an Authorized Officer of the Borrower.
(ii)    Quarterly Reporting. Within forty-five (45) days after the end of the first three (3) quarterly periods of each fiscal year of Marathon, its unaudited consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its financial officers as presenting fairly, in all material respects, the financial condition and results of operation of Marathon and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (provided, that the requirements of this Section 8.01(b)(ii) with respect to the delivery of financial statements shall be deemed satisfied by publicly filing Marathon’s Form 10-Q for such fiscal quarter with the SEC, and such financial statements shall be deemed to have been delivered to each Group Agent and the Administrative Agent under this Section 8.01(b)(ii) on the date such Form 10-Q has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto).

(iii)    Compliance Certificate. Together with the delivery of the financial statements required under Sections 8.01(b)(i) and (ii), a compliance certificate in substantially the form of Exhibit H signed by such Borrower Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
(iv)    Shareholders Statements and Reports and SEC Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Marathon with the SEC, or distributed by Marathon to its shareholders generally, as the case may be (provided, that the requirements of this clause (iv) shall be deemed satisfied by publicly filing such documents with the SEC or in investor-related materials publicly available on Marathon’s investor relations website, and such documents shall be deemed to have been delivered to the Administrative Agent under this clause (iv) on the date such documents have been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm (or such successor webpage of the SEC thereto or on Marathon’s publicly available investor relations website).
(v)    Copies of Notices. Promptly upon its receipt of any notice, request for consent, certification, report or other communication under or pursuant to any Transaction Document from any Person other than the Administrative Agent, any Group Agent or any Lender, copies of the same.
(vi)    Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables generally or of any material portion of the Receivables or decrease the credit quality of any newly created Receivables generally or of any material portion of such Receivables, requesting the Majority Group Agents’ consent thereto.
(vii)    Other Information. Promptly, from time to time, such other information, documents, Records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Borrower Party as the Administrative Agent or any Group Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Group Agents or the Lenders under or as contemplated by this Agreement.
(c)    Notices. Such Borrower Party will notify the Administrative Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)    Events of Default or Unmatured Events of Default. The occurrence of each Event of Default and each Unmatured Event of Default, in each case of which any Authorized Officer of a Borrower Party obtains actual knowledge, and a statement of an Authorized Officer of such Borrower Party describing the nature of such occurrence and the actions, if any, being taken or to be taken in connection therewith.
(ii)    Judgment and Proceedings. The entry of any judgment or decree, the institution of any litigation, arbitration proceeding or governmental proceeding against the Borrower, or the institution of any investigation of the Borrower by any Governmental Authority for possible violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.
(iii)    Material Adverse Effect. The occurrence of any event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect on the Borrower or solely during a Level 2 Ratings Period or Level 3 Ratings Period, the occurrence of any event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect on any Borrower Party.
(iv)    [Reserved].
(v)    [Reserved].
(vi)    Downgrade of Marathon. Any downgrade in the rating of any Indebtedness of Marathon by S&P or by Moody’s, setting forth the Indebtedness affected and the nature of such change.
(vii)    Revolving Credit Agreement. Any amendment, restatement, waiver of the occurrence of an “Event of Default” under, or replacement of the Revolving Credit Agreement, together with a copy of the same; provided, that the notice requirements of this Section 8.01(c)(vii) shall be deemed satisfied by publicly filing a special periodic report with the SEC describing such an amendment, restatement, waiver of the occurrence of an “Event of Default” under, or replacement of the Revolving Credit Agreement, and such notice shall be deemed to have been delivered to the Administrative Agent under this Section 8.01(c)(vii) on the date such special periodic report has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto or publicly available on Marathon’s website).
(viii)    Appointment of Independent Manager. The decision to appoint a new director or manager of the Borrower as the “Independent Manager” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager”; provided, no prior notice shall be required when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Manager in which case the Borrower shall provide written notice of such election or appointment within ten (10) Business Days after such event and shall certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager”.
(d)    Compliance with Laws and Preservation of Existence. Such Borrower Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Such Borrower Party will preserve and maintain its limited liability company or limited partnership existence, as applicable, and its rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company or limited partnership, as applicable, in each jurisdiction in which such qualification is necessary in view of its business and operations or the ownership of its properties; provided Servicer shall not be required to so preserve and maintain such rights, franchises and privileges or to remain so qualified if the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(e)    Audits. Such Borrower Party will furnish to the Administrative Agent from time to time such information with respect to it and the Receivables as the Administrative Agent may reasonably request. Such Borrower Party will, from time to time during regular business hours as requested by the Administrative Agent or any Group Agent upon reasonable notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, and at the sole cost of such Borrower Party, permit the Administrative Agent, the Group Agents or their respective agents or representatives (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of the Borrower or Servicer having knowledge of such matters; provided, that at all times other than during the continuation of an Event of Default, such Borrower Party shall only be required to permit one (1) such visit during any calendar year and shall only be responsible for the cost of one (1) such visit during any calendar year; provided, further, that notwithstanding that no Event of Default is then continuing, if (x) a visit previously conducted during any calendar year produced audit results that (A) were not reasonably satisfactory to the Administrative Agent, (B) were incomplete as a result of the failure of any Borrower Party to furnish information reasonably requested by the Administrative Agent or (C) otherwise indicated the existence of any circumstance reasonably warranting additional investigation or (y) the Administrative Agent notifies such Borrower Party of the existence of any circumstance reasonably warranting additional investigation, then such Borrower Party shall permit one (1) additional visit during such calendar year. Information obtained during the course of an audit conducted pursuant to this Section 8.01(e) shall be subject to the provisions of Section 14.06.
(f)    Keeping and Marking of Books and Records.

(i)    Servicer will maintain and implement administrative and operating procedures (including, without limitation, (i) an ability to recreate Records evidencing Receivables in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables), and keep and maintain all documents, books, Records and other information reasonably necessary or advisable for the collection of all Receivables and the identification and reporting of all Excluded Receivables (including, without limitation, Records adequate to permit the immediate identification of each new Receivable and each new Excluded Receivable and all Collections of and adjustments to each existing Receivable and each existing Excluded Receivable ). Servicer will give the Administrative Agent (and the Administrative Agent shall forward such written notice to each Group Agent) written notice of any material change in the administrative and operating procedures referred to in the previous sentence.
(ii)    Such Borrower Party will on or prior to the date hereof, mark its master data processing Records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent, describing the Collateral.
(g)    Compliance with Contracts and Credit and Collection Policy. Such Borrower Party will timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.
(h)    Performance and Enforcement of Receivables Sale Agreement, Receivables Transfer Agreement (Canada) and Receivables Transfer Agreement (U.S.). The Borrower will, and will require MPC LP, as Originator, to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will acquire Receivables thereunder in compliance, in all material respects, with the terms thereof and will enforce the rights and remedies accorded to the Borrower under the Receivables Sale Agreement and to the Borrower (by assignment from MPC LP under the Receivables Sale Agreement) under each of the Receivables Transfer Agreement (Canada) and the Receivables Transfer Agreement (U.S.). The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent, the Group Agents and the Lenders) under the Receivables Sale Agreement, the Receivables Transfer Agreement (Canada) or the Receivables Transfer Agreement (U.S.) as the Administrative Agent or any Group Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement, the Receivables Transfer Agreement (Canada) or the Receivables Transfer Agreement (U.S.).
(i)    Ownership. The Borrower will take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections acquired under the Receivables Sale Agreement irrevocably in the Borrower, free and clear of any Adverse Claims (other than (a) Permitted Liens and (b) Adverse Claims in favor of the Administrative Agent and the Lenders), including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC or the PPSA (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Borrower therein as the Administrative Agent or any Group Agent may reasonably request, and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Lenders, a valid and perfected first priority security interest in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims (other than (a) Permitted Liens and (b) Adverse Claims in favor of the Administrative Agent for the benefit of the Lenders), including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC or the PPSA (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Lenders) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Lenders as the Administrative Agent or any Group Agent may reasonably request.
(j)    Lenders’ Reliance. The Borrower acknowledges that the Administrative Agent, the Group Agents and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from any other Person. Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent, any Group Agent or any Lender may from time to time reasonably request, to maintain Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of each Related Entity and not just a division of any Related Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower will:
(i)    conduct its own business in its own name and require that all full-time employees of the Borrower, if any, identify themselves as such and not as employees of any Related Entity (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Borrower’s employees);
(ii)    compensate all employees, consultants and agents directly, from Borrower’s own funds, for services provided to the Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of Borrower is also an employee, consultant or agent of any Related Entity, allocate the compensation of such employee, consultant or agent between Borrower and such Related Entity, on a basis that reflects the services rendered to Borrower and such Related Entity; provided, as between the Borrower and any Related Entity that is acting as the Servicer, no additional compensation or allocation of compensation shall be required as compensation of employees, consultants and agents of the Servicer on the Borrower’s behalf is included in the Servicing Fee;
(iii)    allocate fairly and reasonably any overhead for shared office space;
(iv)    use stationery, invoices and checks separate from any other Person;
(v)    conduct all transactions with each Related Entity (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Borrower and any Related Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use; provided, as between the Borrower and any Related Entity that is acting as the Servicer, no allocation of overhead shall be required as such amounts are included in the Servicing Fee;
(vi)    at all times have a Board of Managers consisting of at least two (2) members, at least one (1) member of which is an Independent Manager;
(vii)    observe all limited liability company formalities as a distinct entity, and ensure that all limited liability company actions relating to (A) the selection, maintenance or replacement of the Independent Manager, (B) the dissolution or liquidation of Borrower or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Borrower, are duly authorized by unanimous vote of its Board of Managers (including the Independent Manager);
(viii)    maintain Borrower’s books and records separate from those of any Related Entity and otherwise readily identifiable as its own assets rather than assets of any Related Entity;
(ix)    prepare its financial statements separately from those of each Related Entity and insure that any consolidated financial statements of any Related Entity that include Borrower and that are filed with the SEC or any other governmental agency have notes clearly stating that Borrower is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Borrower;
(x)    except as herein specifically otherwise provided, maintain the funds or other assets of Borrower separate from, and not commingled with, those of any Related Entity and only maintain bank accounts or other depository accounts to which Borrower alone is the account party, into which Borrower (and Servicer on its behalf) alone makes deposits and from which Borrower alone (or Servicer on its behalf and Administrative Agent hereunder) has the power to make withdrawals;
(xi)    pay all of Borrower’s operating expenses from Borrower’s own assets (except for certain payments by any Related Entity or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 8.01(j));
(xii)    operate its business and activities such that: (i) it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by the Principal Transaction Documents and activities incidental thereto; and (ii) does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, under the Fee Letter or as expressly contemplated hereby, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement and the Subordinated Note, to make payment to MPC LP, as an Originator, thereunder for the purchase of Receivables from MPC LP under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;
(xiii)    maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its organizational documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 8.01(j) of this Agreement;
(xiv)    perform its obligations under the Principal Transaction Documents to which it is a party (other than, with the consent of the applicable LC Bank, a Letter of Credit or Letter of Credit Application);
(xv)    maintain its corporate separateness such that it does not merge, divide, or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;
(xvi)    maintain at all times the Required Capital Amount and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained;
(xvii)    take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Jones Day, as counsel for the Borrower, in connection with this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times; and
(xviii)    not undertake any division of its rights, assets, obligations or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law.
(k)    Collections. Such Borrower Party will (1) direct all Obligors to remit Collections directly to a Lock-Box or a Collection Account (provided that payment instructions to Obligors may reference a Virtual Account), (2) cause all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (3) cause each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Borrower or any Affiliate of Borrower, Borrower will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Borrower will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Administrative Agent, the Group Agents and the Lenders. Such Borrower Party shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, such Borrower Party will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Borrower will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement. Each Borrower Party shall take all steps necessary to ensure that the Administrative Agent has “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions or as defined in the PPSA of all applicable jurisdictions) over each Collection Account and Lock-Box. Each Borrower Party shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Borrower. Each Borrower Party shall take all steps necessary to ensure that all Collections being remitted to a Virtual Account are being deposited directly into a Collection Account.
(l)    Taxes. The Servicer will, and will cause each of its Subsidiaries to, file all Tax returns and reports required by law to be filed by it and pay its Tax liabilities and other governmental obligations which, if unpaid, would reasonably be expected to result in an Adverse Claim upon any property of the Servicer or such Subsidiary before the same shall become delinquent or in default, except to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Servicer or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to file or make such payment would not reasonably be expected to result in a Material Adverse Effect. The Borrower will file all material Tax returns and reports required by law to be filed by it and will pay all material Taxes and other governmental charges at any time owing. The Borrower will pay when due any material Taxes payable in connection with the Receivables, exclusive of Taxes on or measured by income or gross receipts of the Administrative Agent or any Lender.
(m)    Insurance. The Borrower will maintain in effect, or cause to be maintained in effect, at Borrower’s expense, such casualty and liability insurance and self-insured retentions as Borrower shall deem appropriate in its good faith business judgment, provided that Borrower may satisfy the insurance requirements of this Section 8.01(m) by participating as an insured in Marathon’s corporate wide insurance program.
(n)    Payment to MPC LP, as Originator. With respect to any Receivable purchased by Borrower from MPC LP, such sale shall be effected under, and in compliance, in all material respects, with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to MPC LP in respect of the purchase price for such Receivable.

(o)    Accounting. Such Borrower Party shall treat the transactions contemplated by the Receivables Sale Agreement as sales and/or capital contributions and the transactions contemplated by the Receivables Transfer Agreement (Canada) and the Receivables Transfer Agreement (U.S.) as sales, for all purposes, including, without limitation, accounting purposes, notwithstanding the fact that the consolidated financial statements of Marathon and the Borrower shall be prepared in accordance with GAAP and, as a result of the consolidation required by GAAP, the transfers will be reflected as a financing by Marathon in its consolidated financial statements, and such Borrower Party agrees that (i) appropriate notations shall be made in any such consolidated financial statements (or in the accompanying notes) to indicate that the Borrower is a separate legal entity from Marathon and its Affiliates (other than Borrower) and to indicate that the assets and credit of the Borrower are not available to satisfy the debts and obligations of Marathon and its Affiliates (other than the Borrower) and (ii) the assets of the Borrower shall be listed separately on any balance sheet of such Borrower Party prepared on a standalone basis.
(p)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Such Borrower Party will ensure that policies and procedures are maintained and enforced by or on behalf of the Servicer to promote and achieve, in the reasonable business judgment of such Borrower Party, compliance by the Servicer and each of its Subsidiaries, Affiliates and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.
(q)    Borrower’s Tax Status. The Borrower will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause the Borrower to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Borrower shall not become subject to any material Tax in any jurisdiction outside the United States or any material amount of Taxes imposed by a state or local taxing authority.
(r)    [Reserved].
(s)    Class B Loan. The Borrower shall ensure that at all times that the Aggregate Class B Capital is greater than zero, that the Aggregate Class A Capital plus the Adjusted Class A LC Participation Amount equals the Facility Limit.
SECTION 8.02. Negative Covenants of the Borrower Parties. At all times from the Closing Date until the Final Payout Date, each Borrower Party covenants, as to itself, as set forth below:
(a)    Fundamental Changes, Name Change, Offices and Records. The Borrower will not make any change to its name (within the meaning of Sections 9-503 and 9-507(c) of any applicable enactment of the UCC), type or jurisdiction of organization, become a “new debtor” (as defined in Section 9-102(a)(56) of any applicable enactment of the UCC) with respect to a currently effective security agreement previously entered into by any other Person, change its “location” (within the meaning of Section 9-307 of any applicable enactment of the UCC) or change the location where the majority of its books and Records are maintained unless, (x) the Administrative Agent consents to such change in writing (such consent not to be unreasonably withheld) and (y) at least thirty (30) days prior to the effective date of any such name change, change in type or jurisdiction of organization, or change in location of its books and records, such Borrower Party notifies the Administrative Agent and (except with respect to a change of location of books and records) delivers to the Administrative Agent (i) such financing statements (Forms UCC-1 and UCC-3) as the Administrative Agent may reasonably request to reflect such name change or change in type or jurisdiction of organization, (ii) if the Administrative Agent or any Group Agent shall so request, an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent and such Group Agent, as to such Borrower Party’s valid existence and good standing and the perfection and priority of the Administrative Agent’s ownership or security interest in the Receivables, the Related Security and Collections, and (iii) such other documents and instruments as the Administrative Agent or any Group Agent may reasonably request in connection therewith, and has taken all other steps to ensure that the Administrative Agent, for the benefit of itself and the Lenders, continues to have a first priority, perfected security interest in the Receivables, the Related Security related thereto and any Collections thereon. The Borrower shall not, without the prior written consent of the Administrative Agent, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to undertake any division of its rights, assets, obligations or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law.
(b)    Change in Payment Instructions to Obligors.    Such Borrower Party will not add or terminate any bank as a Collection Bank, or make any material change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that Servicer may make changes in instructions to Obligors regarding payments without notice to the Administrative Agent if such new instructions require such Obligor to make payments to another existing Collection Account or Lock-Box.
(c)    Modifications to Contracts and Credit and Collection Policy. Such Borrower Party will not, and will not permit any Originator to, make any material change in or amendment to the Credit and Collection Policy that would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, except such change or amendment as to which the Administrative Agent and the Group Agents have been notified and any necessary consents have been obtained in accordance with Section 8.01(b)(vi). Except as provided in Section 9.02(a), Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.
(d)    Sales, Liens. The Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim (other than Permitted Liens) upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable, Related Security or Collections or upon or with respect to any Contract under which any Pool Receivable arises, or any Lock-Box, Virtual Account or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, in favor of the Administrative Agent and the Lenders as provided for herein), and the Borrower will defend the right, title and interest of the

Administrative Agent and the Lenders in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Borrower or any Originator.
(e)    [Reserved].
(f)    Termination Date Determination. The Borrower will not designate the “Termination Date” (as defined in the Receivables Sale Agreement), or send any written notice to MPC LP in respect thereof, without the prior written consent of the Administrative Agent and the Majority Group Agents, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.
(g)    Restricted Junior Payments. The Borrower will not make any Restricted Junior Payments out of any funds other than funds, if any, it receives pursuant to Section 4.01 of this Agreement.
(h)    Changes to Principal Transaction Documents. In the case of the Borrower, except as otherwise permitted herein, it shall not terminate, amend, modify, waive any breach or default under or otherwise modify any Principal Transaction Document or grant any waiver, consent or indulgence thereunder without the prior written consent of (x) in the case of a Principal Transaction Document other than a Letter of Credit or Letter of Credit Application, the Administrative Agent and the Majority Group Agents or (y) in the case of a Letter of Credit or Letter of Credit Application, the applicable LC Bank.
(i)    Limitation on Transactions with Affiliates. In the case of the Borrower, it shall not enter into, or be a party to any transaction with any of its Affiliates, except for: (i) the transactions contemplated hereby, by the Receivables Sale Agreement and by the other Transaction Documents; (ii) capital contributions by MPC LP to the Borrower which are in compliance with the Transaction Documents; (iii) Restricted Junior Payments which are in compliance with applicable law and this Agreement; and (iv) to the extent not otherwise prohibited under applicable law and this Agreement, other transactions permitted by its operating agreement in the nature of employment contracts, directors’ or manager’s fees, cost sharing or allocation arrangements complying with Section 8.01(j) and similar ordinary course items, upon fair and reasonable terms materially no less favorable to it than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate or, in the case of cost sharing or allocation arrangements, allocated on a reasonable basis.
(j)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Borrower will not use, or permit its Subsidiaries, Affiliates or its or their respective directors, officers, employees or, to the knowledge of the Borrower, agents to use, any proceeds of any Credit Extension received by it (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to the Borrower or any Indemnified Party under any applicable Sanctions or result in the violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.
(k)    Beneficial Ownership Rule. Promptly following any change that would result in a change to the status of the Borrower as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, the Borrower shall execute and deliver to the Administrative Agent a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule.
(l)    Outbound Investment Rules. Such Borrower Party will not (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “prohibited transaction”, as such term is defined in the Outbound Investment Rules, or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE IX

ADMINISTRATION AND COLLECTION OF RECEIVABLES
SECTION 9.01. Appointment of the Servicer.
(a)    The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to MPC LP (in accordance with this Section 9.01) of the designation of a new Servicer, MPC LP is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Servicer any Person (including itself) to succeed MPC LP or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof and such Person shall not be a Marathon Competitor.
(b)    Upon the designation of a successor Servicer as set forth in clause (a) above, MPC LP agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and MPC LP shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.
(c)    MPC LP acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent, the Borrower and each member in each Group have relied on MPC LP’s agreement to act as Servicer hereunder. Accordingly, MPC LP agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.
(d)    The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent, each Lender and each Group Agent shall have the right to look solely to the Servicer for performance, (iv) if reasonably requested by the Administrative Agent, the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation; provided, no such consent shall be required with respect to the delegation of any duties to outside collection agencies with respect to certain Defaulted Receivables.
SECTION 9.02. Duties of the Servicer.
(a)    The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)    The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Person entitled thereto the collections of any indebtedness that is not a Pool Receivable, less, if MPC LP or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of the Servicer of servicing, collecting and administering such collections. The Servicer, if other than MPC LP or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the relevant Person all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.
(c)    The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.
(d)    Notwithstanding anything else contained in this Agreement: (i) the Servicer or any delegate, sub-servicer or sub-agent permitted under Section 9.01(d) shall not (and shall have no authority to) contract for, or conclude contracts in the name of, the Borrower in connection with any Pool Receivables in Canada; (ii) to the extent any duties or obligations of the Servicer involve or require the Servicer to conclude for, or conclude a contract in the name of the Borrower, such servicing responsibility shall be fulfilled solely by an affiliate of the Servicer that is not resident in Canada and does not have a permanent establishment in Canada for purposes of the Income Tax Act (Canada) (and not by the Servicer) and such affiliate is authorized to take such action, but only from a place of business outside of Canada, and to the extent that any duties or obligations of any delegate, sub-servicer or sub-agent permitted under Section 9.01(d) involve or require the delegate, sub-servicer or sub-agent to contract for, or conclude a contract in the name of the Borrower, such servicing responsibilities shall be fulfilled only from a place of business outside of Canada; and (iii) the Servicer shall not, directly or indirectly, delegate any servicing responsibility under this Agreement to any Person (including any Originator) which is resident in Canada or has a permanent establishment in Canada for purposes of the Income Tax Act (Canada), except upon written consent of the Borrower, and in any event, any such delegate may only carry out any servicing responsibility that involves or requires the delegate to contract for, or conclude a contract in the name of the Borrower from a place of business outside Canada and shall not, in any manner whatsoever, carry out any such delegated responsibility in Canada.
SECTION 9.03. Collection Account Arrangements. Prior to the Closing Date, the Borrower shall have entered into Collection Account Agreements with all of the Collection Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) at any time thereafter give notice to each Collection Bank that the Administrative Agent is exercising its rights under the Collection Account Agreements to do any or all of the following: (a) to have the exclusive dominion and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the

Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Collection Account Agreement. The Borrower hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Borrower hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrower or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.
SECTION 9.04. Enforcement Rights.
(a)    At any time following the occurrence and during the continuation of an Event of Default:
(i)    the Administrative Agent (at the Borrower’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;
(ii)    the Administrative Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be; provided, that if the Borrower or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;
(iii)    the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;
(iv)    notify the Collection Banks that the Borrower and the Servicer will no longer have any access to the Collection Accounts;

(v)    the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer; and
(vi)    the Administrative Agent may collect any amounts due from an Originator under the Receivables Sale Agreement or Marathon under the Performance Undertaking.
For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Default are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.
(b)    The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
(c)    The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
SECTION 9.05. Responsibilities of the Borrower.
(a)    Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been collaterally assigned hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction except to the extent that such taxes are being contested in good faith and appropriate reserves have been maintained in accordance with GAAP. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Servicer or any Originator thereunder.
(b)    MPC LP hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, MPC LP shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that MPC LP conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to MPC LP its reasonable out-of-pocket costs and expenses from the Borrower’s own funds (subject to the priority of payments set forth in Section 4.01).
SECTION 9.06. Servicing Fee.
(a)    Subject to clause (b) below, the Borrower shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the aggregate Outstanding Balance of the Pool Receivables as of the last day of each calendar month. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.
(b)    If the Servicer ceases to be MPC LP or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.
SECTION 9.07. Reports.
(a)    The Servicer shall prepare and forward to the Administrative Agent and each Group Agent (i) on each Monthly Reporting Date, a Monthly Report; provided, however, that so long as each of the Monthly Report Omission Conditions are then satisfied, the Servicer may elect to omit up to two Monthly Reports in total during any calendar year, (ii) during a Weekly Reporting Period, on Tuesday of each calendar week (or if such day is not a Business Day, on the next succeeding Business Day) (each such date the “Weekly Reporting Date”), a Weekly Report covering the period from and including Monday of the preceding week to but excluding Monday of such week and (iii) during a Daily Reporting Period, on each Business Day (or such other schedule as may be consented to by the Majority Group Agents) (each such date the “Daily Reporting Date”), a Daily Report covering the immediately preceding Business Day (provided, that a Daily Report covering the first (1st) Business Day following a weekend or holiday or both shall also cover such weekend or holiday or both), in each case, certified by an Authorized Officer of Servicer.

(b)    If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Servicer, the Group Agents and the Administrative Agent shall negotiate in good faith to amend, in a manner acceptable to the Servicer and the Majority Group Agents, the reporting obligations of the Servicer to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment the Servicer’s reporting obligations hereunder shall be determined by reference to the rating most recently in effect prior to such change or cessation.
SECTION 9.08. Excluded Credit Insured Obligor.
(a)    So long as each of the Exclusion Conditions shall be satisfied, the Servicer may, from time to time and at its sole discretion, request that certain Credit Insured Obligors be designated as Excluded Credit Insured Obligors by delivering an Excluded Obligor Request to the Administrative Agent and each Group Agent, which Excluded Obligor Request shall (i) list the names of such proposed Excluded Credit Insured Obligors, (ii) specify the proposed Excluded Obligor Date with respect to such proposed Excluded Credit Insured Obligors (which date shall be no less than ten (10) Business Days following the date of such Excluded Obligor Request), (iii) specify the aggregate Outstanding Balance of all Receivables of such proposed Excluded Credit Insured Obligors and (iv) attach a Monthly Report setting forth the Borrowing Base on a pro forma basis after giving effect to such Credit Insured Obligor’s designation as an Excluded Credit Insured Obligor. For purposes of this Section 9.08, “Exclusion Conditions” means, as of any date of determination, the satisfaction of all of the following conditions on such date: (i) no Event of Default or Unmatured Event of Default has occurred and is continuing, or would immediately result from the proposed designation of such Credit Insured Obligors as Excluded Credit Insured Obligors, (ii) immediately after giving effect to such proposed designation of such Credit Insured Obligors as Excluded Credit Insured Obligors, to the actual knowledge of each Authorized Officer of each Borrower Party, no Borrowing Base Deficit exists or would exist, (iii) the Termination Date has not occurred and (iv) an amount equal to (A) the aggregate Outstanding Balance of all Receivables of such proposed Excluded Credit Insured Obligors as of the Monthly Reporting Date, Weekly Reporting Date or Daily Reporting Date occurring immediately prior to such Excluded Obligor Date, plus (B) the sum of the aggregate Outstanding Balance of all Receivables of each other Excluded Credit Insured Obligors as of the relevant Excluded Obligor Dates as determined by the Servicer in connection with the relevant Excluded Obligor Requests for such Excluded Credit Insured Obligors (to the extent such Excluded Obligor Date occurred within 365 days of such proposed Excluded Obligor Date), does not exceed 5.0% of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool as of the Monthly Reporting Date, Weekly Reporting Date or Daily Reporting Date occurring immediately prior to such proposed Excluded Obligor Date immediately prior to giving effect to the proposed designation of such Credit Insured Obligors as an Excluded Credit Insured Obligors.
(b)    So long as (i) as of the applicable Excluded Obligor Date and immediately after giving effect to such Credit Insured Obligor’s designation as an Excluded Credit Insured Obligor, each of the Exclusion Conditions have been satisfied and (ii) the Administrative Agent and each Group Agent has received a fully completed and executed copy of such Excluded

Obligor Request, then upon receipt by the Administrative Agent and each Group Agent of such Excluded Obligor Request, such proposed Excluded Credit Insured Obligor shall constitute an Excluded Credit Insured Obligor as of the related Excluded Obligor Date.
(c)    Each of the parties hereto hereby acknowledge and agree that each Receivable, the Obligor of which is an Excluded Credit Insured Obligor, that is outstanding as of the related Excluded Obligor Date and for which clauses (a) and (b) above have been satisfied, shall be transferred and assigned by the Borrower to the related Originator concurrently with receipt by the Borrower from the Originator of reasonably equivalent value therefore and shall no longer remain in the Receivables Pool. The Administrative Agent agrees that if requested by the Borrower or the Servicer, at the sole expense of the Borrower, it will file such financing statement amendments or other similar filings under the UCC of any applicable jurisdiction or under the PPSA reasonably requested by the Borrower or the Servicer to amend the financing statements or other filings filed under the Transaction Documents to ensure that such filings no longer reference Receivables of any Excluded Credit Insured Obligor.
ARTICLE X

EVENTS OF DEFAULT
SECTION 10.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur:
(a)    (i) any Borrower Party, any Originator or Marathon shall fail to make any payment or deposit required hereunder or under any other Transaction Document when due and such failure continues unremedied for three (3) Business Days;
(ii)    Servicer shall fail to deliver any Monthly Report, Weekly Report or Daily Report as and when required hereunder and such failure shall remain unremedied for (x) in the case of a Monthly Report, two (2) Business Days and (y) in the case of a Weekly Report or Daily Report, one (1) Business Day;
(iii)    any Borrower Party, any Originator or Marathon shall fail to perform or observe any Principal Covenant (other than as referred to in clauses (i) and (ii) of this clause (a) and Section 10.01(e)) and such failure shall continue for five (5) consecutive Business Days after actual knowledge thereof by an Authorized Officer of any Borrower Party, any Originator or Marathon or notice thereof by the Administrative Agent to any Borrower Party, any Originator or Marathon;
(iv)    any Borrower Party, any Originator or Marathon shall fail to perform or observe any term, covenant or agreement hereunder or under any other Transaction Document (other than as referred to in clauses (i), (ii) and (iii) of this clause (a) and Section 10.01(e)) and such failure shall continue for thirty (30) consecutive days after actual knowledge thereof by an Authorized Officer of any Borrower Party, any Originator or Marathon or notice thereof by the Administrative Agent to any Borrower Party, any Originator or Marathon; or
(v)    MPC LP shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b)    any representation or warranty made by any Borrower Party, any Originator or Marathon in this Agreement, any other Transaction Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Transaction Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made (except that the materiality standard in this clause (b) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on a Material Adverse Effect by its express terms) (unless such representation or warranty relates solely to one or more specific Pool Receivables and the Borrower (or an Originator on its behalf) makes a Deemed Collection payment with respect to such Pool Receivable when and to the extent required by the Transaction Documents);
(c)    (i) failure of the Borrower to pay any Indebtedness when due; or (ii) the failure of Marathon, any Originator or Servicer to make any payment in excess of $1,000,000 in the aggregate (whether of principal, interest or fees) in respect of any Indebtedness in an aggregate principal amount exceeding $100,000,000, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (iii) any event or condition occurs that results in any Indebtedness of Marathon, any Originator or any Borrower Party in an aggregate principal amount exceeding $100,000,000 becoming due prior to its scheduled maturity; provided, that this clause (iii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (B) any Indebtedness that becomes due as a result of a voluntary prepayment, purchase or redemption thereof;
(d)    (i) any Borrower Party, any Originator or Marathon shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; (ii) any involuntary proceeding shall be instituted by or against any Borrower Party, any Originator or Marathon seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, or of a substantial part of its assets, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, sequestrator, conservator or other similar official for it or any substantial part of its property, in any such case with respect to any Person other than the Borrower, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered by such court; (iii) any Borrower Party, any Originator or Marathon shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, or of a substantial part of its assets, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subclause (ii) of this clause (d), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or other similar official for it or any substantial part of its property, or (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (iv) any Borrower Party, any Originator or Marathon shall take any limited liability company, limited partnership corporate action, as applicable, to authorize or for the purpose of effecting any of the actions set forth in clauses (i), (ii) or (iii) above in this clause (d);
(e)    an Authorized Officer of any Borrower Party, any Originator or Marathon has actual knowledge or notice that a Borrowing Base Deficit has occurred and such condition has not have been cured within two (2) Business Days;
(f)    as at the end of any calendar month:
    the average of the Delinquency Ratios as of the end of such calendar month and the two preceding calendar months shall exceed 1.50%; or
    the average of the Loss Ratios as of the end of such calendar month and the two preceding calendar months shall exceed 1.00%; or
    the average of the Dilution Ratios as of the end of such calendar month and the two preceding calendar months shall exceed 4.00%; or
    the average of the Days’ Sales Outstanding as of the end of such calendar month and the two preceding calendar months shall exceed 20.00.
(g)    (i) A Change of Control shall occur; (ii) Marathon shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower, Servicer (if Servicer is MPC LP or an Affiliate of Marathon) or any Originator; or (iii) MPC LP shall cease to directly own 100% of the Equity Interests of the Borrower.
(h)    (i) one or more final judgments (whether or not appealable) for the payment of money in excess of $10,000 shall be entered against the Borrower or (ii) one or more final judgments (whether or not appealable) for the payment of money in an amount in excess of $100,000,000, individually or in the aggregate, shall be entered against any Related Entity on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and either (x) such judgment shall continue unsatisfied and in effect for forty-five (45) consecutive days (or sixty (60) consecutive days in the case of judgments rendered in jurisdictions outside of the United States of America, any State thereof and the District of Columbia) without a stay of execution or (y) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Related Entity to enforce any such judgment;
(i)    (i) the “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or MPC LP shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Borrower under the Receivables Sale Agreement, (ii) the “Termination Date” under and as defined in the Receivables Transfer Agreement (Canada) shall occur under the Receivables Transfer Agreement (Canada) or Marathon Canada shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to MPC LP under the Receivables Transfer Agreement (Canada),(iii) the “Termination Date” under and as defined in the Receivables Transfer Agreement (U.S.) shall occur under the Receivables Transfer Agreement (U.S.) or MPST LLC shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to MPC LP under the Receivables Transfer Agreement (U.S.) or (iv) any Originator shall have provided notice to the Administrative Agent of its election to terminate any Receivables Transfer Agreement or the Receivables Sale Agreement;
(j)    this Agreement or any other Principal Transaction Document shall terminate in whole or in part (except in accordance with its terms or with the consent of the parties thereto and, other than with respect to a Letter of Credit or Letter of Credit Application, the Administrative Agent), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of any Borrower Party, Marathon or any Originator, as applicable (except with the consent of the parties thereto and, other than with respect to a Letter of Credit or Letter of Credit Application, the Administrative Agent), or any Borrower Party, any Originator or Marathon shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of this Agreement or any other Principal Transaction Document, or the Administrative Agent for the benefit of the Lenders shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts, free and clear of any Adverse Claims, except for (a) any Adverse Claim created under this Agreement, under the Receivables Sale Agreement, under the Receivables Transfer Agreement (Canada) or under the Receivables Transfer Agreement (U.S.) and (b) Permitted Liens;
(k)    Marathon shall fail to perform or observe, in any material respect, any term, covenant or agreement required to be performed by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Marathon, or Marathon shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability;
(l)    the Borrower shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Manager) to have an Independent Manager on the Borrower’s Board of Managers or (y) to timely notify the Administrative Agent of any replacement or appointment of any Independent Manager that is to serve as an Independent Manager on the Borrower’s Board of Managers as required pursuant to Section 8.01(c)(viii) of this Agreement;
(m)    Marathon shall fail to comply with one or more of the Revolving Credit Agreement Financial Covenant(s). If, after the Restatement Date, the Revolving Credit Agreement Financial Covenant (or any of the defined terms used in connection with such covenant) is amended, amended and restated, modified or waived, then the test set forth in this clause (m) or the defined terms used therein, as applicable, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be also so amended, modified or waived, if at the time of the effectiveness of such amendment, amendment and restatement, modification or waiver, (i) the Majority Group Agents are a party to the Revolving Credit Agreement and (ii) such amendment, amendment and restatement, modification or waiver is consummated in accordance with the terms of the Revolving Credit Agreement. If, after the Restatement Date, the Revolving Credit Agreement is replaced with a new credit agreement or similar financing agreement, then “Revolving Credit Agreement Financial Covenant”, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be a reference to each of the financial covenants set forth in such replacement Revolving Credit Agreement, if at the time of the effectiveness of such replacement, each Group Agent is a party to such replacement Revolving Credit Agreement.In the event the Revolving Credit Agreement is terminated, the Revolving Credit Agreement Financial Covenant and respective meaning assigned to related terms immediately preceding such termination shall continue for all purposes of this clause (m);
(n)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or
(o)    either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 430 or Section 6321 of the Code with regard to any of the assets of any Borrower Party, any Originator or any of the Receivables, Related Security or Collections in an amount in excess of $5,000,000 and such lien shall not have been released within fifteen (15) days or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 303 or Section 4068 of ERISA with regard to any of the assets of any Borrower Party or any Originator in an amount in excess of $5,000,000 and such lien shall not have been released within fifteen (15) days;
then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (d) of this Section 10.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 4.01.
ARTICLE XI

THE ADMINISTRATIVE AGENT
SECTION 11.01. Authorization and Action. Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction

Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 11.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (e) shall not be responsible or have any liability for, or have any duty to ascertain or inquire into whether any Lender or proposed Lender is a Specified Foreign Entity, or the effective date of such status, or monitor or enforce compliance with the provisions hereof (or of any Assignment and Acceptance Agreement or Assumption Agreement) relating to Specified Foreign Entities and (f) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 11.03. Administrative Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 11.04. Indemnification of Administrative Agent. Each Committed Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Percentage of such Committed Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.
SECTION 11.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 11.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Lenders, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties. The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.
SECTION 11.07. Notice of Events of Default; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless the Administrative Agent has received notice from any Credit Party or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Lender(s), Related Committed Lender(s) and LC Participant(s). The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default or Event of Default or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.
SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, each Originator, Marathon or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, any Originator, Marathon or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
SECTION 11.09. Successor Administrative Agent.
(a)    The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Group Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents as a successor Administrative Agent and has accepted such appointment, subject to the prior written approval of the Borrower (which approval shall not be unreasonably withheld, delayed or conditioned and shall not be required upon the occurrence and continuance of an Event of Default). If no successor Administrative Agent shall have been so appointed by the Majority Group Agents, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents, with, absent the occurrence and continuance of an Event of Default, the consent of the Borrower, within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.
(b)    Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.
SECTION 11.10. Co-Syndication Agents. Each of the parties hereto hereby acknowledges and agrees that the Co-Syndication Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement. Each Credit Party acknowledges that it has not relied, and will not rely, on any Co-Syndication Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.
SECTION 11.11. Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender, an LC Bank or a Secured Party, or any Person who has received funds on behalf of a Lender, an LC Bank or a

Secured Party such Lender (any such Lender, LC Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 11.11(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, LC Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees. distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.11 and held in trust for the benefit of the Administrative Agent, and such Lender, LC Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 11.11(a) shall be conclusive, absent manifest error.
(b)    Without limiting Section 11.11(a), each Lender, LC Bank or Secured Party or any Person who has received funds on behalf of a Lender, LC Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, LC Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender, LC Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.11(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.11(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender, LC Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, LC Bank or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender, LC Bank or Secured Party under any Transaction Document with respect to any payment of principal, interest, fees other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 11.11(a).
(d)    (i)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 11.11(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Type of Loan with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) to the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance Agreement with respect to such Erroneous Payment Deficiency Assignment, (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii)    Subject to Section 14.03 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distributions in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, LC Bank or Secured Party, to the rights and interests of such Lender, LC Bank or Secured Party, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower Obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Borrower Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower Obligations owed by the Borrower or any other obligations owed by any other Borrower Party; provided that this Section 11.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Borrower Obligations of the Borrower relative to the amount (and/or timing for payment) of the Borrower Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or an LC Bank, the termination of the

Commitments and/or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Transaction Document.
ARTICLE XII

THE GROUP AGENTS
SECTION 12.01. Authorization and Action. Each Credit Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Borrower or any Affiliate thereof, any Lender except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 12.02. Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Borrower or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Borrower or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of the Borrower or any Affiliate thereof; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 12.03. Group Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also a Group Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 12.04. Indemnification of Group Agents. Each Committed Lender in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the proportion of the Percentage of such Committed Lender to the aggregate Percentages of all Committed Lenders in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.

SECTION 12.05. Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 12.06. Notice of Events of Default. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Credit Party, the Servicer or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Credit Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning an Unmatured Event of Default or Event of Default as may be directed by Committed Lenders in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XII), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Lenders and Committed Lenders in its Group.
SECTION 12.07. Non-Reliance on Group Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Credit Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Credit Party in its Group, no Group Agent shall have any duty or responsibility to provide any Credit Party in its Group with any information concerning the Borrower or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
SECTION 12.08. Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Borrower, the Servicer and the Credit Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Lender(s) in such Group. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article XII and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.
SECTION 12.09. Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Credit Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Credit Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Credit Parties in its Group.
ARTICLE XIII

INDEMNIFICATION
SECTION 13.01. Indemnities by the Borrower.
(a)    Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, an “Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify (and pay within ten (10) days of demand) each Indemnified Party from and against any and all damages, losses, claims, liabilities, costs or expenses, for all amounts payable, including any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Terrorism Law, Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including Attorney Costs) incurred in connection with defense thereof by, any Indemnified Party in connection with the Transaction Documents as a result of any action of the Borrower or any of its Affiliates and Attorney Costs (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (1) Borrower Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification or material breach by such Indemnified Party of the express terms of the Transaction Documents, (2) Borrower Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor and (3) Taxes (other than (x) as specifically enumerated above in Section 5.03(c) and (y) any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim); provided, however, that nothing contained in this sentence shall limit the liability of the Borrower or limit the recourse of the Indemnified Parties to any Borrower Party, any Originator or Marathon for amounts otherwise specifically provided to be paid by such Borrower Party, any Originator or Marathon, as applicable, under the terms of this Agreement or any other Transaction Document. Without limiting or being limited by the foregoing, the Borrower shall pay within ten (10) days of demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (1), (2) and (3) above):
(i)    any representation or warranty made by any Borrower Party, any Originator or Marathon (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other written information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;
(ii)    the failure by the Borrower, the Servicer, any Originator or Marathon to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
(iii)    any failure of the Borrower, the Servicer, any Originator or Marathon to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv)    any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with any goods or services that are the subject of any Contract or any Receivable;
(v)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable

(including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;
(vi)    the commingling of Collections of Receivables at any time with other funds;
(vii)    any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of a Credit Extension or the usage of any Letter of Credit, the security interest in the Collateral or any other investigation, litigation or proceeding relating to the Borrower, Servicer, any Originator or Marathon in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(viii)    any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix)    any Event of Default described in Section 10.01(d);
(x)    any failure of the Borrower to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from MPC LP, free and clear of any Adverse Claim (other than as created hereunder), or any failure of the Borrower to give reasonably equivalent value to MPC LP under the Receivables Sale Agreement in consideration of the transfer by MPC LP of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
(xi)    any failure to vest and maintain vested in the Administrative Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Adverse Claim (except as created by the Transaction Documents);
(xii)    the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction, the PPSA or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof,
(xiii)    any action or omission (other than as expressly contemplated by this Agreement or any other Principal Transaction Document) by any Borrower Party, any Originator or Marathon which reduces or impairs the rights of the

Administrative Agent, the Group Agents, the LC Banks or the Lenders with respect to any Receivable or the value of any such Receivable;
(xiv)    any attempt by any Person to void any Credit Extension hereunder under statutory provisions or common law or equitable action;
(xv)    the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included;
(xvi)    any Letter of Credit issued in connection herewith or the use of the proceeds thereof by the applicable beneficiary or any affiliate, agent, employee or assignee thereof.
(b)    SUBJECT TO CLAUSE (1) OF SECTION 13.01(A), THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT, IN WHOLE OR IN PART, CAUSED BY ANY NEGLIGENT ACT OR OMISSION OF ANY INDEMNIFIED PARTY OR THEIR RESPECTIVE AFFILIATES.
(c)    Any indemnification or contribution under this Section shall survive the termination of this Agreement.
SECTION 13.02. Indemnification by the Servicer.
(a)    Without limiting any other rights that any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify (and pay within ten (10) days of demand) each Indemnified Party from and against any and all damages, losses, claims, liabilities, costs or expenses, for all amounts payable, including any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Terrorism Law, Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including Attorney Costs) incurred in connection with defense thereof by, any Indemnified Party in connection with the Transaction Documents as a result of any action of the Servicer or any of its Affiliates and Attorney Costs (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (1) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification or material breach by such Indemnified Party of the express terms of the Transaction Documents, (2) Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor and (3) Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), for the benefit of the Secured Parties as a loan or loans by the Lenders to the Borrower secured by the Receivables, the Related Security, the Collection Accounts and the Collections; provided, however, that nothing contained in this sentence shall limit the liability of the Servicer or limit the recourse of the Indemnified Parties to any Borrower Party, any Originator or Marathon for amounts otherwise specifically provided to be paid by such Borrower Party, any Originator or Marathon, as applicable, under the terms of this Agreement or any other Transaction Document. Without limiting or being limited by the foregoing, the Servicer shall pay within ten (10) days of demand, to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (1), (2) and (3) above):
(i)    any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Monthly Report, any Interim Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;
(ii)    the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iii)    the commingling of Collections of Pool Receivables at any time with other funds; or
(iv)    any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.
(b)    SUBJECT TO CLAUSE (1) OF SECTION 13.02(A), THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT, IN WHOLE OR IN PART, CAUSED BY ANY NEGLIGENT ACT OR OMISSION OF ANY INDEMNIFIED PARTY OR THEIR RESPECTIVE AFFILIATES.
(c)    Any indemnification or contribution under this Section shall survive the termination of this Agreement.
ARTICLE XIV

MISCELLANEOUS
SECTION 14.01. Amendments, Etc.
(a)    No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the applicable LC Bank, affect the rights or duties of such LC Bank under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, change any Event of Default and (D) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:
(i)    change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Net Receivables Balance or Aggregate Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Borrowing Base;
(ii)    reduce the amount of Capital or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;
(iii)    release all or a material portion of the Collateral from the Administrative Agent’s security interest created hereunder;
(iv)    release Marathon from any of its obligations under the Performance Undertaking or terminate the Performance Undertaking;
(v)    change any of the provisions of this Section 14.01 or the definition of “Majority Group Agents”; or
(vi)    change the order of priority in which Collections are applied pursuant to Section 4.01.
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Lender’s or LC Participant’s Commitment hereunder without the consent of such Committed Lender or LC Participant, as applicable, (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group, (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clauses (i) through (vi) above and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification and (D) the Borrower and the Administrative Agent shall be permitted to enter into an amendment, supplement, modification, consent or waiver of this Agreement to cure any ambiguity, omission, defect, mistake or inconsistency with this Agreement or with any other Transaction Document without the written consent of any other party hereto.
SECTION 14.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 14.03. Assignability; Addition of Lenders.
(a)    Assignment by Conduit Lenders. This Agreement and the rights of each Conduit Lender hereunder (including each Loan made by it hereunder) shall be assignable by such Conduit Lender and its successors and permitted assigns (A)to any Program Support Provider of such Conduit Lender without prior notice to or consent from the Borrower or any other party, or any other condition or restriction of any kind, (ii) to any other Lender or any Affiliate thereof or any other commercial paper conduit managed or supported by any Lender or any Affiliate thereof, in each case, with prior notice to the Borrower but without consent from the Borrower or (iii) with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that (i) such consent shall not be required if an Event of Default has occurred and is continuing and (ii) the Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof), to any other Eligible Assignee; provided, further, however, that it shall not be considered unreasonable for the Borrower to withhold consent to the assignment if the Borrower reasonably believes that such assignment may be to a Specified Foreign Entity or if the Borrower does not receive documentation or information from the applicable Eligible Assignee relating to such Eligible Assignee or its Affiliates that the Borrower reasonably requests solely for the purpose of determining whether such Eligible Assignee is or is not a Specified Foreign Entity. Each assignor of a Loan or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Borrower and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of the Borrower and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Borrower and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 14.06(b).
(b)    Assignment by Committed Lenders. Each Committed Lender may assign to any Eligible Assignee or to any other Committed Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Loan or interests therein owned by it); provided, however that;
(i)    except for an assignment by a Committed Lender to either an Affiliate of such Committed Lender or any other Committed Lender, each such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that (i) such consent shall not be required if an Event of Default has occurred and is continuing and (ii) the Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof); provided, further, however, that it shall not be considered unreasonable for the Borrower to withhold consent to the assignment if the Borrower reasonably believes that such assignment may be to a Specified Foreign Entity or if the Borrower does not receive documentation or information from the applicable Eligible Assignee relating to such Eligible Assignee or its Affiliates that the

Borrower reasonably requests solely for the purpose of determining whether such Eligible Assignee is or is not a Specified Foreign Entity;
(ii)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;
(iii)    the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Committed Lender’s Commitment; and
(iv)    the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.
Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Lender hereunder and (y) the assigning Committed Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Lender’s rights and obligations under this Agreement, such Committed Lender shall cease to be a party hereto).
(c)    Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Lenders and the Conduit Lenders, the Commitment of each Committed Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Conduit Lender and Committed Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, the Group Agents, and the other Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Committed Lender or Conduit Lender, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Servicer, any LC Bank, any Group Agent, any Conduit Lender or any Committed Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Lender and an Eligible Assignee or assignee Committed Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii)

record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Servicer.
(e)    Participations. Each Committed Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that;
(i)    such Committed Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, and
(ii)    such Committed Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.
The Administrative Agent, the Group Agents, the LC Banks, the LC Participants, the Conduit Lenders, the other Committed Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Committed Lender in connection with such Committed Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f), (h) and (j) (it being understood that the documentation required under Section 5.03(f), (h) and (j) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(f)    Participant Register. Each Committed Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Committed Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(g)    [Reserved].

(h)    Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent, each LC Bank and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).
(i)    Addition of Lenders or Groups. The Borrower may, with (x) the prior written consent of each LC Bank (such consent to be provided or withheld in the sole discretion of such Person) and (y) written notice to the Administrative Agent and each Lender, add additional Persons as Lenders (by creating a new Group) or cause an existing Lender to increase its Commitment; provided, however, that the Commitment of any existing Lender may only be increased with the prior written consent of such Lender. Each new Lender (or Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Borrower, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit D hereto (which Assumption Agreement shall, in the case of any new Lender, be executed by each Person in such new Lender’s Group).
(j)    Pledge to a Federal Reserve Bank or the Bank of Canada. Notwithstanding anything to the contrary set forth herein, any Lender, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank or the Bank of Canada, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that no such pledge shall relieve such assignor of its obligations under this Agreement.
(k)    Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, any Lender, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to a security trustee in connection with the funding by such Person of Loans, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that no such pledge shall relieve such assignor of its obligations under this Agreement.
SECTION 14.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Credit Parties with respect thereto and with respect to advising the Administrative Agent and the other Credit Parties as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Credit Parties and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Credit Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Credit Parties, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.
SECTION 14.05. No Proceedings; Limitation on Payments.
(a)    Each of the Borrower, the Administrative Agent, the Servicer, each Group Agent, each LC Bank, each LC Participant, each Lender and each assignee of a Loan or any interest agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender any Insolvency Proceeding so long as any Notes or other senior Indebtedness issued by such Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Notes or other senior Indebtedness shall have been outstanding.
(b)    Each of the Servicer, each Group Agent, each Lender and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence and during the continuance of an Event of Default.
(c)    Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Lender shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay such Conduit Lender’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Lender could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Lender’s securitization program or (y) all of such Conduit Lender’s Notes are paid in full. Any amount which any Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Federal Bankruptcy Code) against or company obligation of such Conduit Lender for any such insufficiency unless and until such Conduit Lender satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 14.05 shall survive any termination of this Agreement.
SECTION 14.06. Confidentiality.
(a)    Each of the Borrower and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of any Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document), except as the Administrative Agent and each Group Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, including applicable securities laws, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Borrower and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Credit Party of its intention to make any such disclosure prior to making such disclosure. Each of the Borrower and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Borrower, Servicer and their respective Affiliates may publicly announce or disclose the existence of and the terms of this Agreement and any Principal Transaction Document (other than the Fee Letters) and the transactions contemplated hereby and thereby in investor communications, security law filings, public communications or otherwise without the consent any Credit Party.
(b)    Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement or any other Transaction Document (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Borrower or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives and to any related Program Support Provider, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or any related Program Support Provider, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Lender’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (v) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, any Group Agent or any Lender or their respective Affiliates or Program Support Providers or (vi) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (vi) above, the Administrative Agent, each Group Agent and each Lender will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Borrower and the Servicer of its making any such disclosure prior to such disclosure to the extent practicable, and if not practicable, as promptly as reasonably practicable thereafter. Each of the Administrative Agent, each Group Agent and each Lender, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives, Advisors and Program Support Providers and agrees that its Representatives, Advisors and Program Support Providers will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, the Borrower consents to the publication by the Administrative Agent or any other Credit Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(c)    As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.
(d)    Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.
SECTION 14.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
SECTION 14.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart. The words “execution”, “executed”, “signed”, “signature”, and words of like import in this Agreement and the other Transaction Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 14.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 3.08, 3.09, 3.10, 5.01, 5.02, 5.03, 11.04,

11.06, 12.04, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.
SECTION 14.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(a)    EACH OF THE BORROWER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 14.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 14.12. Ratable Payments. If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
SECTION 14.13. Limitation of Liability.
(a)    No claim may be made by the Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction

Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Credit Parties and their respective Affiliates shall have any liability to the Borrower or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Borrower or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Credit Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.
(b)    The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.
SECTION 14.14. Intent of the Parties. The Borrower has structured this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.
SECTION 14.15. USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrower and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Credit Parties may be required to obtain, verify and record information that identifies the Borrower, the Originators, the Servicer and Marathon, which information includes the name, address, tax identification number and other information regarding the Borrower, the Originators, the Servicer and Marathon that will allow the Administrative Agent and the other Credit Parties to identify the Borrower, the Originators, the Servicer and Marathon in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Borrower and the Servicer agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 14.16. Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of, the Borrower or the Servicer against amounts due and payable by the Borrower or the Servicer hereunder; provided that such Credit Party shall notify the Borrower or the Servicer, as applicable, promptly following such setoff.

SECTION 14.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 14.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 14.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
MPC TRADE RECEIVABLES COMPANY I LLC

By: /s/ Kelly S. Niese
Name: Kelly S. Niese
Title: Vice President and Treasurer

MARATHON PETROLEUM COMPANY LP,
as the Servicer

By: /s/ Kelly S. Niese
Name: Kelly S. Niese
Title: Vice President and Treasurer

Amended and Restated Loan and Security
Agreement

THE TORONTO-DOMINION BANK,
as Administrative Agent and a Co-Syndication

By: /s/ Luna K. Mills
Name: Luna K. Mills
Title: Managing Director

THE TORONTO-DOMINION BANK, as an LC Bank and as Group Agent for the TD Bank Group

By: /s/ Luna K. Mills
Name: Luna K. Mills
Title: Managing Director

THE TORONTO-DOMINION BANK,
as a Committed Lender, a Class A LC Participant, a Class B LC Participant and a Class B Lender

By: /s/ Luna K. Mills
Name: Luna K. Mills
Title: Managing Director

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK,
as a Conduit Lender for the TD Bank Group and as a Class B Lender

By: /s/ Luna K. Mills
Name: Luna K. Mills
Title: Managing Director

Amended and Restated Loan and Security
Agreement

GTA FUNDING LLC,
as a Conduit Lender for the TD Bank Group and as a Class B Lender

By: /s/ Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President

Amended and Restated Loan and Security
Agreement

MIZUHO BANK, LTD.,
as a Co-Syndication Agent

By: /s/ Jeremy Ebrahim
Name: Jeremy Ebrahim
Title: Managing Director

MIZUHO BANK, LTD.,
as a Class A LC Participant, a Class B LC Participant, a Class B Lender and a Committed Lender

By: /s/ Jeremy Ebrahim
Name: Jeremy Ebrahim
Title: Managing Director

MIZUHO BANK, LTD.,
as an LC Bank and as Group Agent for the Mizuho Group

By: /s/ Jeremy Ebrahim
Name: Jeremy Ebrahim
Title: Managing Director

S-4
Amended and Restated Loan and Security
Agreement